Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180741

MVP REIT, INC.
SUPPLEMENT NO. 1 DATED MAY 19, 2014
TO THE PROSPECTUS DATED APRIL 21, 2014

This Supplement No. 1 supplements, and should be read in conjunction with, our prospectus dated  April 21, 2014 relating to our offering of up to $550,000,000 in shares of our common stock. Terms not otherwise defined herein have the same meanings as set forth in our prospectus. References to “we,” “our,” or “us” or “Company” in this supplement refer to MVP REIT, Inc. and its subsidiaries, unless the context requires otherwise.

The purpose of this supplement is to disclose:

•	an update to the suitability standards in our prospectus and the subscription agreement with respect to participation in our distribution reinvestment plan by Alabama investors;

•	an updated subscription agreement; and

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2014.

Update to Suitability Standards for Participation in
Distribution Reinvestment Plan by Alabama Investors

We hereby amend and supplement our prospectus by adding the following additional suitability requirements with respect to participation in our distribution reinvestment plan by Alabama investors at the end of the answer to the question “May I reinvest my distribution” on page 5 of our prospectus and at the end of the section entitled “Description of Capital Stock – Distributions” on page 156 of our prospectus:

Participation in our distribution reinvestment plan by Alabama investors shall be subject to the following additional suitability requirements:

(i)           each soliciting broker-dealer shall obtain updated suitability information on a quarterly basis from each investor represented by such broker-dealer who elects to participate in the Distribution Reinvestment Plan;

(ii)           this updated information shall be provided in writing and signed by such investor;

(iii)           if written suitability information is more than 90 days old, such investor may not participate in the Distribution Reinvestment Plan unless the information is updated; and

(iv)           the updated information shall consist of an updated suitability representations that such investor is required to provide under Section 5 and, if applicable, Section 7 of this Subscription Agreement.

Notwithstanding the foregoing disclosures, as of the date of this Supplement No. 1, our registration remains pending in Alabama, and we will not make an offer of or sale our common stock in Alabama or in any other state until the offer or sale is permitted in such state.

Updated Subscription Agreement

Attached hereto as Appendix A is an updated subscription agreement, which has been revised to include  the additional suitability requirements with respect to participation in our distribution reinvestment plan by Alabama investors and other updated suitability standards for Alabama investors and  a consent election for electronic delivery of stockholder communications.  Notwithstanding the foregoing disclosures, as of the date of this Supplement No. 1, our registration remains pending in Alabama, and we will not make an offer of or sell our common stock in Alabama or in any other state until the offer or sale is permitted in such state.

Quarterly Report on Form 10-Q

Our prospectus is hereby supplemented with our Quarterly Report on Form 10-Q, excluding exhibits, for the period ended March 31, 2014 that was filed with the SEC on May 13, 2014, a copy of which is attached to this Supplement No. 1 as Appendix B.

*           *           *

APPENDIX A

UPDATED SUBSCRIPTION AGREEMENT
                                MVP REIT, Inc.
                                Subscription Agreement

INSTRUCTIONS TO INVESTORS

Subscription of shares may not be accepted until at least five business days after the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

SECTION 1:                      Indicate investment amount SECTION 2:Choose type of ownership
SECTION 3:                      All names, addresses, Social Security or Tax ID numbers of all investors or Trustees SECTION 4:Distribution allocation
SECTION 5:                      Signatures and initials of all investors

SECTION 6:                      Registered Representative/Financial Advisors to complete and sign SECTION 7:Additional instructions to investors
SECTION 8:                      Substitute W-9 Form for investors

NON CUSTODIAL OWNERSHIP

For non-custodial ownership accounts, please mail completed and executed ORIGINAL documents, along with your check made payable to “MVP REIT, Inc.” to the following address:

Regular Mail: MVP REIT, Inc.	Payment by Wire:	DST as agent for MVP REIT, Inc.
P.O. Box 219390		DDA: 987-2013-247
Kansas City, MO 64121-9390		UMB: 1010-0069-5

•	Accounts with more than one owner must have all parties sign where indicated on Section 5.
•	Attach copies of all plan documents for Trust, Corporations, Partnerships and Pension Plans.
•	If you have any questions, please call MVP Investor Services at 877-684-6871.

CUSTODIAL OWNERSHIP

Please complete the subscription agreement along with any forms/applications provided by your custodian and SEND ALL CUSTODIAN DOCUMENTS ALONG WITH THIS ORIGINAL SUBSCRIPTION AGREEMENT DIRECTLY TO YOUR CUSTODIAN.

•	If you have any questions, please call MVP Investor Services at 877-684-6871.

1.	OWNERSHIP

Purchase of MVP REIT, Inc. shares at $9.00 per share.                                                                                             Method of Payment:

Minimum investment is $4,500.00 for Non-Custodial                                                                                           ❑ Check Enclosed
Accounts and $1,350.00 for Custodial Accounts                                                                                           ❑ Funds Wired**
❑	Check sent separately

Total Invested: $                                                 **Payment by Wire: Number of Shares:
DST as agent for MVP REIT, Inc. DDA: 987-2013-247
UMB: 1010-0069-5

This is an:                                                        ❑ Initial Investment                                                                         ❑ Additional Investment to Account #

2.	OWNERSHIP – Non Custodial Ownership

❑ Individual Ownership ❑ TOD**	❑ Community Property WROS*	❑ UTMA/UGMA State of
❑ Joint Tenants with Rights of Survivorship ❑ TOD**	❑ Corporate Ownership Include Corporate Resolution ❑ ”C Corp” ❑ ”S Corp”	❑ Pension/Profit Sharing Plan*** Include Plan Documents
❑ Tenants in Common*	❑ LLC Ownership Include LLC Agreement	❑ Non-Profit Include Plan Document
❑ Tenants by the Entirety*	❑ Partnership Ownership Include Partnership Agreement	❑ Other (Specify)
❑ Community Property*	❑ Trust- Include Trust Certification

*All parties must sign.   **Please complete separate Transfer on Death (TOD) form.
*** See “ERISA Consideration” in the Company’s prospectus for a discussion of risks related to an investment in shares by certain tax-exempt of tax-deferred plans.
I/we have made the above designation taking into consideration what is in our best interest.

Initial:

2a. OWNERSHIP - Custodial Ownership

❑ Traditional IRA*	❑ ROTH IRA*	❑ Simplified Employee Pension/Trust (S.E.P)*	❑ Pension or Profit Sharing Plan**
Name of Custodian or Institution
Mailing Address
City		State	Zip
Custodian Tax ID #		Custodian Telephone
Custodian Account # *CUSTODIAL SIGNATURE REQUIRED

3. INVESTOR INFORMATION
INVESTOR/BENEFICIAL OWNER Circle One:	Mr. ❑	Mrs. ❑	Ms. ❑
Investor/Trustee/Administrator/UTMA/UGMA*
*if UTMA/UGMA please provide minor’s name

First_                                           _       Middle Int.

Last

Date of Birth MM/DD/YYYY

Social Security # or Tax ID #

Citizen Status (Required) ❑                                                        U.S. Citizen                           ❑ Resident Alien                                 ❑Non-Resident Alien*

*If non-resident agent, investor must submit an original of the appropriate W-8 Form (W-8ECN, W-8ECI, W-8EXP or W-8IMY) in order to make an investment.

CO-INVESTOR/BENEFICIAL OWNER	Mr. ❑	Mrs. ❑	Ms. ❑
Circle One: Co-Investor/Co-Trustee/Administrator/UTMA/UGMA* *if UTMA/UGMA please provide custodian’s name

First_

Middle Int.

Last

Date of Birth MM/DD/YYYY

Social Security # or Tax ID #

Citizen Status (Required) ❑                                                         U.S. Citizen                          ❑ Resident Alien                                 ❑Non-Resident Alien*

TRUST/PENSION/PSP/LLC/PARTNERSHIPS OR OTHER - Please Complete Title
Entity Name:
Tax ID #:	Date of Trust/Pension/PSP/Other:

INVESTOR ADDRESS
Resident Address (no P.O. boxes required by law)
Street:	City:
State:	Zip:
Alternate Mailing Address (P.O. boxes are acceptable)
Street:	City:
State:	Zip:
Home Telephone:	Business Telephone:

ELECTRONIC DELIVERY ELECTION – We encourage you to reduce printing and mailing costs. Please review the accompanying instructions carefully and check the items below.
□ Yes □ No Receive stockholder communications electronically.
My email address is ____________________________________.

4. DISTRIBUTION OPTIONS

NON-CUSTODIAL OWNERSHIP

❑Mail to Address of Record                                                         ❑ Check Box to Change Current Distribution Option
(applicable on additional purchases only)

❑Distribution Reinvestment Plan: Investor elects to participate in the Distribution Reinvestment Plan described in the prospectus and reinvest the entire distribution.  The participation in the Distribution Reinvestment Plan by an Alabama investor shall be subject to satisfaction of the following conditions: (i)  each soliciting broker-dealer shall obtain updated suitability information on a quarterly basis from each Alabama investor represented by such broker-dealer who elects to participate in the Distribution Reinvestment Plan (ii) this updated information shall be provided in writing and signed by such investor; (ii) if written suitability information is more than 90 days old, such investor may not participate in the Distribution Reinvestment Plan unless the information is updated; and (iv) the updated information shall consist of an updated suitability representations that such investor is required to provide under Section 5 and Section 7 of this Subscription Agreement.

Initial:

Distribution Sent:

❑	Via Mail-
Complete information below

❑	Via Electronic Deposit (ACH) To authorize ACH as set forth in section 7 please check the box and complete the section below
If ACH, check type of account❑Checking ❑Savings

  Name of Bank, Brokerage Firm or Individual

  Distribution Mailing Address

City                                                         State                                 Zip

ABA /Routing #                                                         Bank or Brokerage Account #

REQUIRED: A VOIDED CHECK/DEPOSIT SLIP MUST BE ENCLOSED FOR DISTRIBUTIONS VIA ACH

CUSTODIAL OWNERSHIP

❑	Mail to Custodial Account ❑ Check Box to Change Current Distribution Option
applicable on additional purchases only

❑ Distribution Reinvestment Plan: Investor elects to participate in the Distribution Reinvestment Plan described in the prospectus and reinvest the entire cash distribution. Investor may change such election at any time by written notice to the Company. Under no event will the Distribution Reinvestment Plan allow, or be amended to allow, automatic enrollment of investors in the Plan without affirmative consent from the investors to enroll.

Initial:

This space has been intentionally left blank

5. SIGNATURE
The undersigned acknowledges and/or represents (or in the case of fiduciary accounts the person authorized to sign on such subscriber’s behalf) the following: (You must initial each of the representations below)

Owner	Co-Owner
a) (i)(A) I/we have a minimum net worth (not including home, home furnishings and personal automobile) of at least $70,000 and a gross annual income (without regard to any investment in MVP REIT, Inc.)  of at least $70,000; or (B) I/we have a net worth (excluding home, home furnishings and automobiles) of at least $250,000; and

(ii) we have a net worth (excluding home, home furnishings and automobiles) of at least ten times our investment in MVP REIT and similar programs; and

(iii) I/we meet such higher suitability as may be required by certain states and set  forth in Section 7 “Additional Instructions to Investors.” (You must initial the additional representation set forth in Section 7, to the extent applicable.)

In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

Owner	Co-Owner	b)I/We have received the final prospectus of MVP REIT, Inc. (Subscription of shares may not be accepted until at least five business days after the date the subscriber receives the final prospectus)
Owner	Co-Owner
c)I/We are purchasing the shares for my/our own account and I am/we are purchasing shares on behalf of a trust or other entity of which I am/we are trustee(s) or authorized agent(s) I/we have due authority to execute the Subscription Agreement and do hereby legally bind the trust or other entity of which I am/we are trustee(s) or authorized agent(s).

Owner	Co-Owner	d)I/We acknowledge that shares are not liquid, there is not current market for the shares and the investors may not be able to sell the securities.

Signature-Investor/Trustee/Administrator

Date (MM/DD/YYYY)

Print Name-Investor/Trustee/Administrator

Signature-Co-Investor/Co-Trustee (if Applicable)                                                                                  Date (MM/DD/YYYY)

Print Name-Co-Investor/Co-Trustee

Signature - Custodian                                                                       Date (MM/DD/YYYY) For custodian Use-Affix Medallion Signature Guarantee
Stamp here by stamping you are attesting to Section 2a

6.	BROKER DEALER/REGISTERED REPRESENTATIVE

BROKER DEALER DATA- completed by selling Registered Representative (Please use Representative address-not home office address)

  Firm Name

  Firm Mailing Address

City                                                                                          State                     Zip

Broker Dealer Rep ID#                                                                       Registered Representative Telephone

Registered Representative E-Mail

  Registered Representative Name

  Branch #

   Broker Dealer Client Account #

RIA-Registered
Investment Advisors                                           REGISTERED INVESTMENT ADVISOR (RIA) NO SALES COMMISSIONS ARE PAID
ON THESE ACCOUNTS. Check only if investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the investor includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an advisor is a FINRA licensed Registered Representative affiliated with a broker dealer, the transaction should be conducted through the broker dealer, not through the RIA.

The undersigned confirm on behalf of the Broker Dealer that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor, (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current prospectus and related supplements, if any , to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds   to believe that the purchase of Shares is a suitable investment for such investor, that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

The undersigned Registered Representative/RIA further represents and certifies that, in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under the firm’s existing Anti-Money Laundering Program and Customer Identification Program

Signature-Registered Representative/RIA (Required)                                                                                            Signature-Broker/Dealer (if Applicable)

7.	ADDITIONAL INSTRUCTIONS TO INVESTORS

CERTAIN STATES HAVE IMPOSED SPECIAL FINANCIAL SUITABILITY STANDARDS FOR SUBSCRIBERS WHO PURCHASE SHARES

General Standards for all Investors: Investors must have (i) either (a) a net worth (excluding home, home  furnishings and automobiles) of at least $250,000 or (b) a minimum annual gross income of $70,000 and a minimum net worth (excluding home, home furnishings and automobiles) of $70,000; and (ii) a net worth (excluding home, home furnishings and automobiles) of at least ten times their investment in MVP REIT and similar programs.

Specific Standards for certain Investors: Investors residing in the following states must meet additional financial suitability standards as set forth below. In addition to meeting the general standards, the undersigned further acknowledges and/or represents (or in the case of fiduciary accounts the person authorized to sign on such subscriber’s behalf) that the undersigned meets the following suitability standards to the extent applicable (initial below where relevant):

Owner	Co-Owner
Alabama: In addition to the general suitability standards, this investment will only be sold to Alabama residents that represent that they have a liquid net worth at least 10 times their investment in this program and its affiliates.

Owner	Co-Owner
California: Investors must have either (i) a net worth of at least $250,000, or (ii) a gross annual income of at least $75,000 and a net worth of at least $75,000. Please also see Exhibit A attached hereto for restrictions on transfers of the shares under the California Code of Regulations.

Owner	Co-Owner
Iowa: Investors must have (excluding the value of their home, furnishings and automobiles) either (i) a minimum net worth of $100,000 and an annual income of
$70,000, or (ii) a minimum net worth of $350,000. In addition, investors may not invest, in the aggregate, more than 10% of their liquid net worth in us and all of our affiliates. “Liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Owner	Co-Owner
Kansas. The Office of the Securities Commissioner recommends that Kansas investors limit their aggregate investment in the securities of the Issuer and other non-traded business development companies to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with Generally Acceptable Accounting Principles.

Owner	Co-Owner	Kentucky, Michigan, Oregon and North Dakota: Investors must have a liquid net worth of at least ten (10) times their investment in us.
Owner	Co-Owner
Maine: The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar offerings not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Owner	Co-Owner
Nevada: Investors must have (excluding the value of their home, furnishings and automobiles) either: (i) a minimum net worth of $75,000 and an annual income of
$75,000, or (ii) a minimum net worth of $500,000. In addition, the investment in us must not exceed 10% of the investor’s net worth (exclusive of home, furnishings and automobiles).

Owner	Co-Owner
New Jersey: Investors who reside in the state of New Jersey must have either (i) a liquid net worth of $250,000 and annual gross income of $70,000 or (ii) a minimum liquid net worth of $500,000. Additionally, a New Jersey investor’s total investment in this offering and similar direct participation investments shall not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Owner	Co-Owner
Ohio: It shall be unsuitable for an Ohio investor’s aggregate investment in shares of the Company, affiliates of the Company and in other non-traded real estate investment programs to exceed ten percent (10%) of his or her liquid net worth.

Owner	Co-Owner
Pennsylvania: Because the minimum offering of our common stock is less than $50 million, Pennsylvania investors are cautioned to evaluate carefully our ability to accomplish fully our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Notwithstanding our $3.0 million minimum offering amount in other jurisdictions, we will not sell any shares to Pennsylvania investors unless we raise a minimum of $25 million in gross offering proceeds (including sales made to residents of other jurisdictions). See “Plan of Distribution — Special Notice to Pennsylvania Investors.”

Owner	Co-Owner
Tennessee: We will not offer to sell our common stock in Tennessee unless and until the offer and sale is permitted in such state. In addition, investors must have (excluding the value of their home, home furnishings and automobiles) either (i) a minimum annual gross income of $100,000 and a minimum net worth of $100,000, or (ii) a minimum net worth of $500,000.  Because the minimum offering of our common stock is less than $50 million, Tennessee investors also are cautioned to evaluate carefully our ability to accomplish fully our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Notwithstanding our $3.0 million minimum offering amount in other jurisdictions, we will not sell any shares to Tennessee investors unless we raise a minimum of $10 million in gross offering proceeds (including sales made to residents of other jurisdictions). See “Plan of Distribution — Special Notice to Tennessee Investors.”

WE INTEND TO ASSERT THE REPRESENTATIONS IN THIS SUBSCRIPTION AGREEMENT AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT.  WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS.  AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON.  THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.

AUTOMATED CLEARING HOUSE (“ACH”) LANGUAGE- I/we hereby authorize MVP REIT, Inc. (“Company”) to deposit distributions from my/our common stock of the Company into the account listed in Section 4 of the Subscription Agreement. I /we further authorize the Company to debit my account noted in Section 4 of the Subscription Agreement in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit.  In the event that I withdraw funds erroneously deposited into my account before the Company reverses such deposit, I agree that the Company has the right to retain any future distributions to which I am entitled until the erroneously deposited amounts are recovered by the Company.

This authorization to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization.  This authorization is not valid to the extent that distributions are reinvested pursuant to the Distribution Reinvestment Plan.

8.	SUBSTITUTE W-9

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If the box in Part 1-B (Awaiting TIN) is checked and a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS.

SUBSTITUTE FORM W-9: Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”)

Part 1 - TAXPAYER IDENTIFICATION NUMBER (“TIN”)
A.	Social Security Number OR Employer Identification Number

B.	Awaiting TIN Please sign and date ADDITIONAL CERTIFICATION below.
C.	Exempt TIN

Part 2 - CERTIFICATION - Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me);
(2) I am not subject to backup withholding because (a) I am exempt from withholding or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to withholding as a result of failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and
(3)	I am a U.S. person (including a U.S. resident alien)

YOU MUST CROSS OUT ITEM (2) IN PART 2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDER-REPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURNS. HOWEVER, IF AFTER BEING NOTIFIED BY THE IRS STATING THAT YOU WERE SUBJECT TO BACKUP WITHHOLDING YOU RECEIVED ANOTHER NOTIFICATION FROM THE IRS STATING YOU ARE NO LONGER SUBJECT TO WITHHOLDING, DO NOT CROSS OUT ITEM (2). IF YOU ARE EXEMPT FROM BACKUP WITHHOLDING, CHECK THE BOX IN PART 1-C.

Signature                                                                                   Date (mm/dd/yyyy)                                         /_          /

Name (Please print)

Address (Please print)

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU FROM THE ESCROW ACCOUNT. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INFORMATION.

ADDITIONAL CERTIFICATION

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED B IN PART 1 OF SUBSTITUTE FORM W-9. CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a Taxpayer Identification Number has not been issued to me and that either (1) I have mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate Internal Revenue Center   or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if   I do not provide a Taxpayer Identification Number to the Depositary by the time of payment, 28% of all reportable payments made to me will be withheld.

Signature

Date (mm/dd/yyyy)                                       /_             /

EXHIBIT A

RESTRICTIONS ON TRANSFER SET FORTH IN RULE 260.141.11 OF THE CALIFORNIA CODE OF REGULATIONS TITLE 10, CHAPTER 3 (The “CA Code”)

(a) The issuer of any security upon which a restriction on transfer has been imposed pursuant to Section 260.102.6, 260.141.10 or 260.534 shall cause a copy of this section to be delivered to each issuee or transferee of such security.

(b) It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of these rules), except:

(1) to the issuer;

(2)	pursuant to the order or process of any court;

(3)	to any person described in Subdivision (i) of Section 25102 of the CA Code or Section
260.105.14 of these rules;

(4) to the transferors ancestors, descendants or spouse or any custodian or trustee for the account of the transferor or the transferors ancestors, descendants or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferees ancestors, descendants or spouse;

(5)	to the holders of securities of the same class of the same issuer;

(6)	by way of gift or donation inter vivos or on death;

(7) by or through a broker-dealer licensed under the CA Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities law of the foreign state, territory or country concerned;

(8) to a broker-dealer licensed under the CA Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or group;

(9) if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner’s written consent is obtained or under this rule is not required;

(10) by way of a sale qualified under Sections 25111, 25112, or 25113, or 25121 of the CA Code, of the securities to be transferred, provided that no order under Section 25140 or Subdivision
(a) of Section 25143 is in effect with respect to such qualification;

(11) by a corporation to a wholly owned subsidiary of such corporation, or by a wholly owned subsidiary of a corporation to such corporation;

(12) by way of an exchange qualified under Section 25111, 25112, or 25113 of the CA Code, provided that no order under Section 25140 or Subdivision (a) of Section 25148 is in effect with respect to such qualification;

(13) between residents of foreign states, territories or countries who are neither domiciled nor actually present in this state;

(14) to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state; or

(15) by the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state, if, in either such case, such person (i) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (ii) delivers to each purchaser a copy of this rule, and (iii) advises the Commissioner of the name of each purchaser;

(16) by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities, provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

(c) The certificate representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed thereon in capital letters of not less than 10- point size, reading as follows:

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

MVP REIT, Inc.,
Transfer of Death Form (T.O.D.)

Standard Mail: MVP REIT Inc. P.O. Box 219390, Kansas City, MO 64121-9390 Overnight Mail: 430 W. 7th Street, Kansas City, MO 64105

For Questions, please call (877)684-6871

Transfer on Death Information
•
A Transfer on Death (T.O. D.) designation transfers ownership of shares to the registered owner’s beneficiary(ies) upon death, provided that MVP REIT, Inc. receives proof of death and other documentation it deems necessary or appropriate.

•	Until the death of the account owner (s) the T.O.D. beneficiary(ies) has (have) no present interest in or authority over the account.

•
A T.O.D. designation will be accepted only where shares are owned by a natural person and registered in that individual’s name or by two or more natural persons as joint tenants with rights of survivorship.

•
Accounts registered to trusts, corporations, charities and other such entities may not declare a T.O. D. designation because they are considered perpetual. These entities, however, may be listed as a beneficiary on a T.O. D. for accounts registered to a natural person.

•
A T.O.D. designation made by joint tenants with rights of survivorship does not take effect until the last of all multiple owners dies. The surviving owners may revoke or change the T.O. D. designation at any time.

•	If the beneficiary(ies) does (do) not survive the registered owner(s) the shares will be treated as belonging to the decedent’s estate.

•	A minor may be named as a beneficiary with a custodian.
•	A T.O.D. designation and all rights related thereto shall be governed by the laws of the State of Maryland.
•	A T.O.D. designation may be voided at any time by MVP REIT, Inc., in its sole discretion if there is any doubt as to the validity or effectiveness of a T.O.D. designation.

Investor Information

Name of Registered Owner                                                                                                                                      (exactly as name appears in section 3 of the subscription agreement)

Registered Owner’s SSN

Daytime Phone #

State of Residence

Joint Owner Information

Name of Joint Owner                                                                                                                                       (exactly as name appears in section 3 of the subscription agreement)

Joint Owner’s SSN

Daytime Phone #

State of Residence

Type of T.O.D. Designation
New T.O.D. Designation ❑	Change existing T.O.D Designation❑	Revoke an existing T.O.D. Designation ❑ (Shares will be registered in name of investors only)

Transfer on Death Designation

I/we authorize MVP REIT, Inc., to register all of my/our shares of its common stock in beneficiary form, assign in ownership on my/our death to my/our beneficiary(ies). I/we understand that if more than one beneficiary is listed, the shares will be divided equally.

Primary Beneficiary

Full Name

SSN or Tax ID#                                                               Date of Birth(mm/dd/yyyy)

Secondary Beneficiary

Full Name

SSN or Tax ID#                                                               Date of Birth(mm/dd/yyyy)

Third Beneficiary

Full Name

SSN or Tax ID#                                                               Date of Birth(mm/dd/yyyy)

Custodian of Minor Beneficiary

Full Name

SSN or Tax ID#                                                               Date of Birth(mm/dd/yyyy)

Authorization & Signatures

By signing below, I/we authorize MVP REIT, Inc., to register all of my/our shares of its common stock in T.O.D.   form. The designations(s) will be effective on the date of receipt. Accordingly, I/we hereby revoke any beneficiary designation(s) made previously with respect to my/our MVP REIT Inc., shares. I/we have reviewed the information set forth below. I/we agree on behalf of myself/ourselves and my/our heirs, assigns, executors, administrators and beneficiaries to indemnify and hold harmless MVP REIT, Inc. and any and all of its affiliates, agents, successors and assigns, and their respective directors, managers, officers and employees, from and against any and all claims, liability, damages, actions and expenses arising directly or indirectly out of or resulting from the transfer of my/our shares in accordance with this T.O.D designation. I/we further understand that MVP REIT Inc., cannot provide any legal advice and I/we agree to consult with my/our attorney, if necessary, to make certain that the T.O.D. designation is consistent with my/our estate and tax planning.

Sign exactly as the name(s) appear(s) in the Subscription Agreement/Signature Page. All registered owners must sign. This authorization form is subject to the acceptance of MVP REIT Inc.

SIGNATURE OF REGISTERED OWNER                                                                       DATE

SIGNATURE OF JOINT OWNER                                                                       DATE

MVP REIT, Inc.,

Additional Subscription Form

Standard Mail: MVP REIT Inc. P.O. Box 219390, Kansas City, MO 64121-9390 Overnight Mail: 430 W. 7th Street, Kansas City, MO 64105

For Questions, please call (877)684-6871

Please complete this form if you are a current investor in MVP REIT, Inc., (“the Company”) who desires to purchase additional shares for the Company common stock and who purchase his/her shares from the Company. Investors who did not acquire shares from the Company (e.g., who acquired shares through a transfer of ownership or transfer on death) and who wish to make additional investments must complete the Company subscription agreement in its entirety.

Investment

PLEASE NOTE: We do not accept money orders, traveler’s checks, starter checks, foreign checks, counter checks, third-party checks or cash. All additional  investments must be for at least $900.  If you qualify for a particular volume discount as the result of multiple purchases of our shares, you will receive the benefit of the applicable volume discount for the individual purchase which qualified you for the volume discount, but you will not be entitled to the benefit for prior purchases. Additionally once you qualify for a volume discount, you will receive the benefit for subsequent purchase of our shares.

Amount of Subscription $_

State of Sale

Shares being purchased

Account Information (MUST BE CONSISTENT WITH THE ORIGINAL SUBSCRIPTION AGREEMENT)

Please print the exact current registration in which Shares are registered. Include custodian or trust name if applicable.

Name of Investor

Name of Joint Owner

Account Number

Tax ID/Social Security Number

Address

City                                                                  State                                          Zip

Telephone                                                                        E-Mail

Authorized Signature(s)

Represents that I/we:  (i) either (a) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and a gross  annual income (without regard to investment in the Company) of at least $70,000; or (b) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000; and (ii) have a net worth (excluding home, home furnishings and automobiles) of at least ten times my/our investment in the Company and similar programs; and (iii) satisfy such higher suitability as may be required by certain states and set for in the “Investor Suitability Standards” section of the Prospectus.  In the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the Shares.

All investor(s) /registration owner(s) must sign the form to subscribe to authorize the above instructions.

SIGNATURE OF OWNER                                                      DATE                                     SIGNATURE OF JOINT OWNER                                                          DATE

Or for qualified plans, of Trustee/Custodian

You may not purchase additional Shares unless you meet the applicable suitability requirements set forth in the then current Prospectus (as supplemented) at the time of purchase. Please consult your Financial Representative if you have had any change in your circumstances which might affect your ability to meet the applicable suitability requirements.  See and complete the remainder of this document.

PLEASE CAREFULLY READ AND SEPARATELY INITIAL EACH OF THE REPRESENTATIONS BELOW.

Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such investor’s behalf) the following (ALL appropriate lines must be initialed):

INVESTOR                             JOINT OWNER

(a) Acknowledges receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the prospectus MVP REIT Inc.

INITIALS                                INITIALS

(b)	Represents that I (we): (i) either (a) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and a gross annual income (without regard to investment in theINITIALSINITIALS Company) of at least $70,000; or (b) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000; and (ii) have a net worth (excluding home, home furnishings and automobiles) of at least ten times my/our investment in the Company and similar programs; and (iii) satisfy such higher suitability as may be required by certain states and set forth in the ‘Investor Suitability Standards’ section of the Prospectus.  In the case of sales to fiduciary accounts, suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor   who directly or indirectly supplies the funds for the purchase of the Shares;

(c)	Represents that the investor is purchasing the Shares for his or her own account;

INITIALS                                INITIALS

(d)	Acknowledges that the Shares are not liquid;INITIALSINITIALS

(e)	If an affiliate of the Company, represents that the Shares are being purchased for investment

purposes only and not for immediate resale.                                                                                                                     INITIALS                                INITIALS

APPENDIX B
MVP REIT, INC. QUARTERLY REPORT ON FORM 10-Q
FOR THE PERIOD ENDED MARCH 31, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

(Mark one)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2014

Or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to _________

Commission File Number: 333-180741

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	45-4963335
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

12730 HIGH BLUFF DRIVE SUITE 110, SAN DIEGO, CA 92130
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number: 858.369.7959

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X ] No [ ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes [ X ] No [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes [ ] No [X]

As of May 13, 2014, there were 3,228,681 shares of the Company’s Common Stock outstanding.

PART I - FINANCIAL INFORMATION
ITEM 1.	CONSOLIDATED FINANCIAL STATEMENTS
MVP REIT, Inc.
CONSOLIDATED BALANCE SHEET
(Unaudited)
ASSETS
	March 31, 2014	December 31, 2013
Cash	$911,000	$1,545,000
Accounts receivable	45,000	24,000
Prepaid expenses	227,000	252,000
Deferred rental assets	95,000	60,000
Investment in equity method investee	628,000	1,098,000
Investment in cost method investee	300,000	509,000
Investments in real estate and fixed assets
Land and improvements	9,619,000	9,619,000
Building and improvements	28,987,000	28,929,000
Fixed assets	88,000	88,000
	38,694,000	38,636,000
Accumulated depreciation	(526,000)	(333,000)
Total investments in real estate and fixed assets, net	38,168,000	38,303,000
Capitalized loan fees	387,000	66,000
Other assets	90,000	89,000
Assets held for sale	25,166,000	25,066,000
Total assets	$66,017,000	$67,012,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued liabilities	$229,000	$378,000
Contingent acquisition payable	100,000	100,000
Due to related parties	913,000	1,776,000
Liabilities related to assets held for sale	14,447,000	14,575,000
Notes payable – related party	--	900,000
Notes payable	21,428,000	25,435,000
Total liabilities	37,117,000	43,164,000
Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none outstanding	--	--
Non-voting, non-participating convertible stock, $0.001 par value, 1,000 shares authorized and outstanding as of March 31, 2014 and December 31, 2013	--	--
Common stock, $0.001 par value, 98,999,000 shares authorized, 3,175,127 issued and outstanding as of March 31, 2014 and 2,909,819 issued and outstanding as of December 31, 2013	3,000	3,000
Additional paid-in capital	34,655,000	32,386,000
Accumulated deficit	(9,960,000)	(9,728,000)
Total stockholders’ equity before non-controlling interest- related party	24,698,000	22,661,000
Non-controlling interest- related party	4,202,000	1,187,000
Total stockholders’ equity	28,900,000	23,848,000
Total liabilities and stockholders’ equity	$66,017,000	$67,012,000

The accompanying notes are an integral part of these consolidated statements.

MVP REIT, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
	For the Three Months Ended March 31,
	2014	2013
Revenues
Rental revenue	$934,000	$112,000
Total revenues	934,000	112,000

Operating expenses
General and administrative	314,000	546,000
Acquisition expenses	53,000	3,000
Acquisition expenses – related party	14,000	18,000
Operation and maintenance	322,000	55,000
Seminar expenses	--	576,000
Loss on sale of investment in real estate	6,000	--
Offering costs	--	526,000
Depreciation	193,000	19,000
Total operating expenses	902,000	1,743,000

Income (Loss) from operations	32,000	(1,631,000)

Other income (expense)
Interest expense	(394,000)	(1,000)
Income from investment in equity method investee	4,000	--
Loan fees	(1,000)	--
Total other expense	(391,000)	(1,000)

Provision for income taxes	--	--

Loss from continuing operations	(359,000)	(1,632,000)

Discontinued operations, net of income taxes
Income from assets held for sale, net of income taxes	142,000	--
Total discontinued operations	142,000	--

Net loss	(217,000)	(1,632,000)
Net income attributable to non-controlling interest – related party	15,000	--
Net loss attributable to common stockholders	$(232,000)	$(1,632,000)

Basic loss per weighted average common share	$(0.08)	$(3.40)

Weighted average common shares outstanding, basic	3,142,882	480,348

The accompanying notes are an integral part of these consolidated statements.

MVP REIT, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
	Convertible stock		Common stock
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Non-controlling Interest -Related Party	Total
Balance, December 31, 2013	1,000	$--	2,909,819	$3,000	$32,386,000	$(9,728,000)	$1,187,000	$23,848,000

Issuance of common stock – purchase, net of commissions of $69,000	--	--	259,948,	--	2,299,000	--	--	2,299,000

Distributions - DRIP	--	--	5,360	--	--	--	--	--

Distributions - cash	--	--	--	--	(400,000)	--	--	(400,000)

Contribution from Advisor related to reduction of due to related parties	--	--	--	--	370,000	--	--	370,000

Capital contribution from related party	--	--	--	--	--	--	3,000,000	3,000,000

Net income (loss)	--	--	--	--	--	(232,000)	15,000	(217,000)

Balance, March 31, 2014	1,000	$--	3,175,127	$3,000	$34,655,000	$(9,630,000)	$4,202,000	$28,900,000

The accompanying notes are an integral part of these consolidated statements.

MVP REIT, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
	For the Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(232,000)	$(1,632,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	193,000	19,000
Amortization of offering costs	--	517,000
Income from investment in equity method investee	(4,000)	--
Change in operating assets and liabilities:
Accounts receivable	(21,000)	(1,000)
Prepaid expenses	25,000	74,000
Deferred rental assets	(35,000)	--
Other assets	(1,000)	(3,000)
Capitalized loan fees	(321,000)	(71,000)
Loss attributable to noncontrolling interests	15,000	--
Assets held for sale	64,000	--
Liabilities related to assets held for sale	(19,000)	--
Due to related parties	(493,000)	1,203,000
Accounts payable and accrued liabilities	(149,000)	(39,000)
Net cash provided by (used in)operating activities	(978,000)	67,000
Cash flows from investing activities:
Proceeds from loan to equity method investee	474,000	--
Proceeds from loan to cost method investees	209,000	--
Building improvements on assets held for sale	(164,000)	--
Building improvements	(58,000)	--
Net cash provided by investing activities	461,000	--
Cash flows from financing activities:
Proceeds from issuance of common stock, net commissions	2,299,000	185,000
Capital contribution from noncontrolling interest – related party	3,000,000	--
Proceeds from promissory note	16,968,000	1,750,000
Payments on notes payable on assets held for sale	(109,000)	--
Payments on notes payable	(20,975,000)	(66,000)
Payments on note payable – related party	(900,000)	--
Stockholders’ distributions	(400,000)	(66,000)
Net cash provided by (used in) financing activities	(117,000)	1,803,000

NET CHANGE IN CASH	634,000	1,870,000

Cash and cash equivalents, beginning of period	1,545,000	531,000
Cash and cash equivalents, end of period	$911,000	$2,401,000

Supplemental disclosures of cash flows information:
Interest paid	$607,000	$--
Non-cash investing and financing activities:
Offering costs paid by related party	$--	$607,000
Distributions – DRIP	$47,000	$--
Capitalized loan fees related to promissory note	$321,000	$71,000
Reduction of debt by Advisor and related party recognized as a contribution	$370,000	$--
Principal payments on note payable paid by related party	$--	$66,000
Offering costs recognized in accrued liabilities	$--	$56,000

The accompanying notes are an integral part of these consolidated statements.

MVP REIT, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2014
(Unaudited)

Note A — Organization, Proposed Business Operations and Capitalization

Organization and Business

MVP REIT, Inc. (the “Company” or “MVP”) was incorporated on April 3, 2012 as a Maryland corporation, and has elected to be taxed, and intends to operate in a manner that will allow the Company to qualify, as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. On September 25, 2012, the Company commenced its initial public offering of up to $500 million in common stock, $0.001 par value per share, on a “reasonable best efforts” basis, pursuant to a registration statement on Form S-11 (the “Offering”) filed with the U.S. Securities and Exchange Commission (the “SEC”). The Registration Statement also covers up to $50 million for the issuance of common stock pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of common stock. Pursuant to the terms of the Offering, the Company was required to raise at least $3 million in connection with the sale of common stock in order to break escrow and commence operations. On December 11, 2012, the Company reached its minimum offering of $3 million. As of March 31, 2014 the Company had sold approximately $27.8 million of its common stock, net of commissions. Of this amount, approximately $19.4 million were issued in consideration of the contribution of commercial properties to the Company, including Wolfpack Properties, LLC (“Wolfpack”), Building C, LLC (“Building C”), Building A, LLC (“Building A”), Devonshire, LLC (“Devonshire”), SE Properties, LLC (“SE Properties”) and ExecuSuites, LLC (“ExecuSuites”).

The Company operates as a real estate investment trust (“REIT”). The Company is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor is the Company subject to any regulation thereunder. As a REIT, the Company is required to have a December 31 fiscal year end.

The Company has entered into selling agreements with third party broker dealers to sell shares of the Company's common stock to its clients. The Company anticipates entering into additional selling agreements with other broker dealers for the sale of Company common stock.

The Company’s investment strategy is to invest 97% all of the net proceeds from its Offering in direct investments in real property and real estate secured loans (including first and second mortgage loans, mezzanine loans, bridge loans, convertible mortgages, variable interest rate real estate secured loans where a portion of the return is dependent upon performance-based metrics and other loans related to real estate) that meet the Company’s investment objectives and strategies. In March 2014, the Company’s board of directors approved a shift in the Company’s investment strategy to invest predominantly in parking and self-storage facilities located throughout the United States as the Company’s core assets. As part of its strategy to focus predominately in investments in parking and storage facilities, the Company has reached an agreement in principle with affiliated entities to exchange all of its ownership interests in certain non-core assets (consisting of four office buildings) for all of the affiliated entities’ ownership interests in five parking facilities and one self-storage facility. The property exchanges were consummated on April 30, 2014. Please see “Note K – Subsequent Events – Property Exchanges” to the financial statements included in this Quarterly Report for more information regarding the property exchanges. The Company may, from time to time, invest in non-core assets, including investments in companies that manage real estate or mortgage investment companies; however, the Company anticipates that its core investments going forward will be predominantly in parking and self-storage facilities.

The Company intends to operate in a manner that will allow the Company to qualify as a REIT for U.S. federal income tax purposes. Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets the Company acquires with the proceeds from its public offering. In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

On October 3, 2012, the Company confirmed that its board of directors had approved a plan for payment of initial monthly cash distributions of $0.045 per share. On January 25, 2013, the Company issued a press release announcing that its board of directors had approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.2 percent, or $0.558 per share annually or $0.0465 monthly, assuming a purchase price of $9.00 per share. The distribution, previously 6 percent, increased beginning with the January 2013 distribution, paid to stockholders of record as of January 24, 2013 on February 10, 2013. The Company anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day). On June 4, 2013, the Company issued a press release announcing that its board of directors has approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.7%, assuming a purchase price of $9.00 per share or $0.05025 monthly.

As of March 31, 2014, the Company has paid approximately $1.1 million in distributions to the Company’s stockholders, all of which have constituted a return of capital.

The Company’s sponsor is MVP Capital Partners, LLC (“MVPCP” or the “Sponsor”), an entity owned and managed by Michael V. Shustek, the Company’s Chairman and Chief Executive Officer. The Company’s advisor is MVP Realty Advisors, LLC (the “Advisor”). Vestin Realty Mortgage II, Inc., a Maryland corporation and Nasdaq-listed company (“VRM II) owns 60% of the Advisor, and the remaining 40% is owned by Vestin Realty Mortgage I, Inc., a Maryland corporation and Nasdaq-listed company (“VRM I”). Michael Shustek owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, which is the manager of VRM II, VRM I and Vestin Fund III (“VF III”). The Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on the Company’s behalf pursuant to an advisory agreement between the Company and the Advisor (the “Advisory Agreement”).

The Company is the sole member of its operating limited liability company, MVP Real Estate Holdings, LLC, a Nevada limited liability company (“REH”). Substantially all of the Company’s business is conducted through a wholly owned subsidiary REH. The operating agreement provides that REH is operated in a manner that enables the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that REH is not classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in REH being taxed as a corporation, rather than as a partnership.

Capitalization

As of March 31, 2014 the Company had 3,175,127 shares of common stock outstanding and 1,000 shares of non-voting, non-participating convertible stock, $0.001 par value, outstanding (the “Convertible Stock”).

Upon formation, the Company sold 22,222 shares of common stock to the Sponsor for $200,000. In addition, the Company issued 1,000 shares of Convertible Stock to the Advisor, for which the Advisor contributed $1,000. In the event of a termination or non-renewal of the Advisory Agreement for cause, the Convertible Stock will be redeemed by the Company for $1.00 per share. On December 20, 2013, our advisor executed and delivered an irrevocable waiver (the “Waiver”) in our favor, pursuant to which our advisor irrevocably waived its rights under our advisory agreement and our existing charter to convert its shares of our convertible stock into our common stock if and when we list our common stock for trading on a national securities exchange. As a result, the 1,000 shares of our convertible stock issued to our Advisor will convert to shares of common stock representing 3.50% of the outstanding shares of our common stock immediately preceding the conversion only if and when: (A) we have made total distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital, or (B) we terminate or fail to renew the advisory agreement (other than for “cause” as defined in our advisory agreement). A listing of our common stock for trading on a national securities exchange alone will not trigger conversion.

As of March 31, 2014 the Company had sold approximately $27.8 million of its common stock, net of commissions. Approximately $19.4 million was a non-cash transaction recorded as part of our acquisitions of Wolfpack Properties, LLC (“Wolfpack”), Building C, LLC (“Building C”), Building A, LLC (“Building A”), Devonshire, LLC (“Devonshire”), SE Properties, LLC (“SE Properties”) and ExecuSuites, LLC (“ExecuSuites”).

Pursuant to the DRIP, stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving distributions. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the Offering. The board of directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days’ notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying balance sheets in the period distributions are declared. As of March 31, 2014, 13,971 common shares have been issued under the DRIP.

In addition, the Company has a Share Repurchase Program (“SRP”) that may provide stockholders who generally have held their shares for at least one year an opportunity to sell their shares to the Company, subject to certain restrictions and limitations. Prior to the date that the Company establishes an estimated value per share of common stock, the purchase price will be 97.5% of the purchase price paid for the shares, if redeemed at any time between the first and third anniversaries of the purchase date, and 100% of the purchase price paid if redeemed after the third anniversary. After the Company establishes an estimated value per share of common stock, the Company will repurchase shares at 100% of the estimated value per share, as determined by its board of directors and disclosed in the annual report publicly filed with the SEC. The number of shares to be repurchased during a calendar quarter is limited to the lesser of: (i) 2.0% of the number of shares of common stock outstanding on December 31 of the prior calendar year, and (ii) those repurchases that can be funded from the net proceeds of the sale of shares under the DRP in the prior calendar year. The board of directors may also limit the amounts available for repurchase at any time at its sole discretion. The SRP will terminate if the shares of common stock are listed on a national securities exchange. At March 31, 2014, no shares had been redeemed.

Note B — Summary of Significant Accounting Policies

Consolidation

The Company’s consolidated financial statements include its accounts and the accounts of its subsidiaries, REH and all of the subsidiaries of REH: MVP MS Cedar Park 2012, LLC; Wolfpack Properties, LLC; Building C, LLC; Building A, LLC; Devonshire, LLC, MVP MS Red Mountain 2013, LLC, SE Properties, LLC and ExecuSuites, LLC. All intercompany profits, balances and transactions are eliminated in consolidation.

Under accounting principles generally accepted in the United States of America (“GAAP”), the Company’s consolidated financial statements will also include the accounts of its consolidated subsidiaries and joint ventures in which the Company is the primary beneficiary, or in which the Company has a controlling interest. In determining whether the Company has a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, the Company’s management considers factors such as an entity’s purpose and design and the Company’s ability to direct the activities of the entity that most significantly impacts the entity’s economic performance, ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which it will absorb the majority of the entity’s expected losses, if they occur, or receive the majority of the expected residual returns, if they occur, or both.

Equity investments in which the Company exercises significant influence but does not control and is not the primary beneficiary are accounted for using the equity method. The Company's share of its equity method investees' earnings or losses are included in other income in the accompanying Consolidated Statements of Operations. Investments in which the Company is not able to exercise significant influence over the investee are accounted for under the cost method.

Basis of Accounting

The consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented have been included.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, and derivative financial instruments and hedging activities, as applicable.

Acquisitions

The Company records the acquired tangible and intangible assets and assumed liabilities of acquisitions of all operating properties and those development and redevelopment opportunities that meet the accounting criteria to be accounted for as business combinations at fair value at the acquisition date. The Company assesses and considers fair value based on estimated cash flow projections that utilize available market information and discount and/or capitalization rates that the Company deems appropriate. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The acquired assets and assumed liabilities for an operating property acquisition generally include but are not limited to: land, buildings and improvements, construction in progress and identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, leasing costs, value of above-market and below-market operating leases and ground leases, acquired in-place lease values and tenant relationships, if any.

The fair value of land is derived from comparable sales of land within the same submarket and/or region. The fair value of buildings and improvements, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information.

The fair value of the above-market or below-market component of an acquired in-place operating lease is based upon the present value (calculated using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining non-cancellable lease term and (ii) management's estimate of the rents that would be paid using fair market rental rates and rent escalations at the date of acquisition measured over the remaining non-cancellable term of the lease for above-market operating leases and the initial non-cancellable term plus the term of any below-market fixed rate renewal options, if applicable, for below-market operating leases. The amounts recorded for above-market operating leases are included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and are amortized on a straight-line basis as a reduction of rental income over the remaining term of the applicable leases. The amounts recorded for below-market operating leases are included in deferred revenue and acquisition-related liabilities, net on the balance sheet and are amortized on a straight-line basis as an increase to rental income over the remaining term of the applicable leases plus the term of any below-market fixed rate renewal options, if applicable. Our below-market operating leases generally do not include fixed rate or below-market renewal options.

The fair value of acquired in-place leases is derived based on management's assessment of lost revenue and costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased. This fair value is based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases; (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period; and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period. Factors considered by us in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand at market rates. In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses. The amount recorded for acquired in-place leases is included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and amortized as an increase to depreciation and amortization expense over the remaining term of the applicable leases. If a lease were to be terminated or if termination were determined to be likely prior to its contractual expiration (for example resulting from bankruptcy), amortization of the related unamortized in-place lease intangible would be accelerated.

The determination of the fair value of any debt assumed in connection with a property acquisition is estimated by discounting the future cash flows using interest rates available for the issuance of debt with similar terms and remaining maturities.

The determination of the fair value of the acquired tangible and intangible assets and assumed liabilities of operating property acquisitions requires us to make significant judgments and assumptions about the numerous inputs discussed above. The use of different assumptions in these fair value calculations could significantly affect the reported amounts of the allocation of our acquisition related assets and liabilities and the related amortization and depreciation expense recorded for such assets and liabilities. In addition, because the value of above and below market leases are amortized as either a reduction or increase to rental income, respectively, our judgments for these intangibles could have a significant impact on our reported rental revenues and results of operations.

Costs directly associated with all operating property acquisitions and those development and redevelopment acquisitions that meet the accounting criteria to be accounted for as business combinations are expensed as incurred. During the three months ended March 31, 2014, the Company expensed approximately $14,000 related party and $53,000 non-related party of acquisition costs based on the level of our acquisition activity. Our acquisition expenses are directly related to our acquisition activity and if our acquisition activity was to increase or decrease, so would our acquisition costs. Costs directly associated with development acquisitions accounted for as asset acquisitions are capitalized as part of the cost of the acquisition. During the three months ended March 31, 2014, the Company did not capitalize any such acquisition costs.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designed and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the consolidated statement of operations. If the derivative is designated and qualifies for hedge accounting treatment, the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

Cash

The Company maintains the majority of its cash balances in one financial institution located in Las Vegas, Nevada. The balances are insured by the Federal Deposit Insurance Corporation under the same ownership category up to at least $250,000. As of March 31, 2014 and December 31, 2013 the Company had approximately $0.7 million and approximately $0.8 million in excess of the federally-insured limits, respectively.

Revenue Recognition

The Company will recognize interest income from loans on an accrual basis over the expected terms of the loans using the effective interest method. The Company may recognize fees, discounts, premiums, anticipated exit fees and direct cost over the terms of the loans as an adjustment to the yield. The Company may recognize fees on commitments that expire unused at expiration. The Company may recognize interest income from available-for-sale securities on an accrual basis over the life of the investment on a yield-to-maturity basis.

The Company’s revenues, which will be derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since some of the Company’s leases will provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease.

The Company will continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the Company’s allowance for uncollectible accounts or record a direct write-off of the receivable in the Company’s consolidated statements of operations.

Advertising Costs

Advertising costs incurred in the normal course of operations are expensed as incurred. During the three months ended March 31, 2014 the Company had no advertising costs.

Investments in Real Estate and Fixed Assets

Investments in real estate and fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are primarily 3 to 40 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Investments in Real Estate Loans

Subject to the restrictions on related-party transactions set forth in the Company’s charter, the Company may, from time to time, acquire or sell investments in real estate loans from or to the advisor or other related parties without a premium. The primary purpose is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital. Selling or buying loans allows us to diversify our loan portfolio within these parameters. Due to the short-term nature of the loans the Company makes and the similarity of interest rates in loans the Company normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.

Investments in real estate loans are secured by deeds of trust or mortgages. Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity. The Company has both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate. Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination and are updated, when new appraisals are received or when management’s assessment of the value has changed, to reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include troubled debt restructuring, and performing and non-performing loans in which full payment of principal or interest is not expected. The Company calculates an allowance required for impaired loans based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of its collateral.

Loans that have been modified from their original terms are evaluated to determine if the loan meets the definition of a Troubled Debt Restructuring (“TDR”) as defined by ASC 310-40. When the Company modifies the terms of an existing loan that is considered a TDR, it is considered performing as long as it is in compliance with the modified terms of the loan agreement. If the modification calls for deferred interest, it is recorded as interest income as cash is collected.

Allowance for Loan Losses

The Company maintains an allowance for loan losses on our investments in real estate loans for estimated credit impairment. The Company’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded first as a reduction to the allowance for loan losses. Generally, subsequent recoveries of amounts previously charged off are recognized as income.

Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property. As a commercial real estate lender willing to invest in loans to borrowers who may not meet the credit standards of other financial institutional lenders, the default rate on our loans could be higher than those generally experienced in the real estate lending industry. The Company and the Advisor generally approve loans more quickly than other real estate lenders and, due to our expedited underwriting process; there is a risk that the credit inquiry performed will not reveal all material facts pertaining to a borrower and the security.

Additional facts and circumstances may be discovered as the Company continues efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. Circumstances that may cause significant changes in our estimated allowance include, but are not limited to:

•	Declines in real estate market conditions, which can cause a decrease in expected market value;

•	Discovery of undisclosed liens for community improvement bonds, easements and delinquent property taxes;

•
Lack of progress on real estate developments after the Company advances funds. The Company customarily utilizes disbursement agents to monitor the progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or upon the sale of foreclosed property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the value of the property.

Organization, Offering and Related Costs

Certain organization, offering and related costs, including legal, accounting, printing, marketing expenses and the salaries and direct expenses of the employees of the Advisor and its affiliates, will be incurred by the Advisor on behalf of the Company. After the Company has reimbursed $100,000 of such costs, which has been paid to the Advisor, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of the gross offering proceeds as of the date of reimbursement. Prior to the commencement of our operations, such offering costs had been deferred and such deferred offering costs have been amortized to expense as offering costs over the 12 month period commencing January 1, 2013 through December 31, 2013, on a straight-line basis.

Stock-Based Compensation

The Company has a stock-based incentive award plan, which is accounted for under the guidance for share based payments. The expense for such awards will be included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (See Note F — Stock-Based Compensation).

Income Taxes

The Company has elected, and intends to operate in a manner that will allow the Company, to qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2013. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax to the extent it distributes all of its REIT taxable income to its stockholders, and so long as it distributes at least 90% of its REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies to be taxed as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Per Share Data

The Company calculates basic earnings per share by dividing net income for the period by weighted-average shares of its common stock outstanding for a respective period. Diluted earnings per share takes into account the effect of dilutive instruments, such as stock options and convertible stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. The Company had no outstanding common share equivalents during the three months ended March 31, 2014.

On December 20, 2013, our advisor executed and delivered an irrevocable waiver (the “Waiver”) in our favor, pursuant to which our advisor irrevocably waived its rights under our advisory agreement and our existing charter to convert its shares of our convertible stock into our common stock if and when we list our common stock for trading on a national securities exchange. As a result, the 1,000 shares of our convertible stock issued to our advisor will convert to shares of common stock representing 3.50% of the outstanding shares of our common stock immediately preceding the conversion only if and when: (A) we have made total distributions on the then outstanding shares of our common stock equal to the invested capital attributable to those shares plus a 6.00% cumulative, non-compounded, annual pre-tax return on such invested capital, or (B) we terminate or fail to renew the advisory agreement (other than for “cause” as defined in our advisory agreement). A listing of our common stock for trading on a national securities exchange alone will not trigger conversion.

Reportable Segments

The Company is currently authorized to operate two reportable segments, investments in real estate loans and investments in real property. As of March 31, 2014, the Company only operates in the investment in real property segment.

Accounting and Auditing Standards Applicable to “Emerging Growth Companies”

The Company is an “emerging growth company” under the recently enacted JOBS Act. For as long as the Company remains an “emerging growth company,” which may be up to five fiscal years, the Company is not required to (1) comply with any new or revised financial accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies, (2) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer or (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise. The Company intends to take advantage of such extended transition period. Since the Company will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, the Company’s financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If the Company were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Non-controlling Interests

The FASB issued authoritative guidance for non-controlling interests in December 2007, which establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance clarifies that a non-controlling interest in a subsidiary, which is sometimes referred to as an unconsolidated investment, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, the guidance requires consolidated net income to be reported at amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.

Note C — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on the results of operations.

Note Payable

During January 2014, we, VRM I and VRM II issued a promissory note with Key Bank National Association for $4.3 million. This note bears an annual interest rate of 4.94%, is secured by four parking facilities, matures in February 2019 and is payable in monthly principal and interest payments of approximately $25,000.

As of March 31, 2014, future principal payments on the notes payable are as follows:

2014	$510,000
2015	4,487,000
2016	700,000
2017	4,232,000
Thereafter	25,808,000
Total	$35,737,000

Note D — Related Party Transactions and Arrangements

The transactions described in this Note were approved by a majority of the Company’s board of directors (including a majority of the independent directors) not otherwise interested in such transaction as fair and reasonable to the Company and on terms and conditions no less favorable to the Company than those available from unaffiliated third parties.

Accounting services

During the three months ended March 31, 2014, Accounting Solutions, an entity partially owned by Mr. Lewis, the Company’s Chief Financial Officer, received fee of approximately $5,000 for accounting services. No fees were paid in the three months ended March 31, 2013.

Loan from Affiliate

During September 2013, the Company issued a promissory note to Now Fund II, LP, a limited partnership wholly owned by Michael Shustek, for $0.9 million. This note bore an annual interest rate of 7.5%, and was payable in monthly interest payments of approximately $5,600, with the unpaid principal balance due at maturity in March 2014. During January 2014, this loan was paid in full.

Investment from Affiliate

During March 2014, VRM II contributed $3,000,000 to Building C, LLC for a 42% interest in that company.

Ownership of Company Stock

As of March 31, 2014, the Sponsor owned 22,222 shares of the Company’s outstanding common stock (not including additional shares received in DRIP program), VRM I owned 60,810 shares of the Company’s outstanding common stock, VF III owned 61,714 shares of the Company’s outstanding common stock and the Advisor owned 1,000 shares of the Convertible Stock. See “Capitalization” under Note A for further information, including a description of the terms of the Convertible Stock.

Ownership of Interests of Advisor

During April 2012, VRM II contributed $1,000 for a 40% interest in the Advisor. Mr. Shustek, through a wholly owned company named MVP Capital Partners, LLC (the “Sponsor”), contributed $1,500 for a 60% interest in the Advisor. As of June 30, 2013, VRM II and the Sponsor had loaned approximately $3.6 million and approximately $1.2 million, respectively, to the Advisor for purposes of funding the Company’s operations. On June 30, 2013, the Sponsor decided to forgive the full amount of its $1.2 million loan. VRM II has not forgiven the balance due from the Advisor. However the decision by the Sponsor to forgive the full amount of its loans created uncertainty as to when VRM II will be repaid the amounts loaned to the Advisor. Based on this uncertainty, VRM II determined to treat as fully impaired the balance of this note receivable. As of March 31, 2014, VRM II had notes receivable from the Advisor of approximately $6.9 million, which amount has been fully allowed for. The Advisor’s ability to repay the sums due VRM II will likely depend upon the success of the Company’s public offering and its ability to successfully deploy the offering proceeds.

In December 2013, VRM II and the Sponsor entered into a membership interest transfer agreement, dated as of December 19, 2013, pursuant to which VRM II has acquired from the Seller an additional 20% of the membership interests of the Advisor. Concurrently therewith, the Sponsor and VRM I entered into a separate membership interest transfer agreement pursuant to which VRM I acquired the remaining 40% interest in the Advisor from the Sponsor. As a result, VRM II and VRM I now own 60% and 40%, respectively, of the aggregate membership interests of the Advisor.

Pursuant to the transfer agreements entered into in December 2013, neither VRM I nor VRM II paid any up-front consideration for the acquired interests, but each will be responsible for its proportionate share of future expenses of the Advisor. In recognition of the Sponsor’s substantial investment in the Advisor for which the Sponsor received no up-front consideration, the transfer agreements and the amended operating agreement of the Advisor further provide that once VRM I and VRM II have been repaid in full for any capital contributions to the Advisor or for any expenses advanced on the Advisor’s behalf (“Capital Investment”), and once they have received an annualized return on their Capital Investment of 7.5%, then the Sponsor will receive one-third of the net profits of the Advisor.

Fees and Expenses Paid to the Advisor

The Advisor, an entity owned by VRM I and VRM II, and its affiliates incur and pay costs and fees on behalf of the Company. The Advisor has advanced funds for certain expenses incurred by the Company. As of March 31, 2014 these funds totaling $6.7 million have been forgiven. These reductions were not made in exchange for the issuance of common stock. For the three months ended March 31, 2014, the Company paid $1.0 million to the Advisor for accrued fees earned by the Advisor. As of March 31, 2014, the Company had a balance of approximately $0.9 million payable to the Advisor for fees earned by the Advisor.

The terms under which the fees are earned and payable to related parties for specific transactions are as follows:

Fees and Expenses Paid in Connection with the Offering

On July 16, 2012 the Company signed a selling agreement which appoints MVP American Securities (“MVP AS”), formerly known as Ashton Garnett Securities, LLC (“Selling Agent”), an entity indirectly owned by our CEO, to act as one of the selling agents for the Offering. The Selling Agent will receive 3.00% of the gross offering proceeds it sells in the offering, subject to reductions based on volume and for certain categories of purchasers. No selling commissions are payable on shares sold under the distribution reinvestment plan. For the three months ended March 31, 2014, the Company paid no selling commissions to the Selling Agent. Additionally, the Advisor pays up to an additional 5.25% of offering proceeds for third party broker dealer commissions and due diligence expenses.

Certain organization, offering and related costs will be incurred by the Advisor on behalf of the Company. After the Company has reimbursed $100,000 of such costs, which amount has been paid to the Advisor, no additional reimbursements will be made unless the aggregate amount of such reimbursements does not exceed 0.75% of the gross offering proceeds as of the date of reimbursement. Such reimbursable costs may include legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of the Advisor’s employees and employees of the Advisor’s affiliates and others. Such reimbursable costs do not include any broker-dealer commissions paid by the Advisor in excess of the 3.00% paid by the Company. Any reimbursement of the Advisor will not exceed actual expenses incurred by the Advisor. On November 1, 2013, the advisor forgave the reimbursement of the full amount of offering costs incurred.

Fees and Expenses Paid in Connection With the Operations of the Company

The Company has no paid employees. The Company has retained the Advisor to manage its affairs on a day-to-day basis. Pursuant to an amendment of the advisory agreement effective November 21, 2013, the Company will reimburse, no less than monthly, the Advisor for audit, accounting and legal fees, and other fees for professional services provided by third parties relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any committee of the Board; provided, however, that the Advisor shall not be entitled to reimbursement by the Company for any personnel or related employment costs incurred by the Advisor or its affiliates in performing the services, including but not limited to salary and benefits of employees and overhead. As of March 31, 2014, the aggregate amount fees and expense reimbursement waived by the Advisor is approximately $6.7 million.

The Advisor must reimburse the Company at least quarterly for reimbursements paid to the Advisor in any four consecutive fiscal quarters to the extent that such reimbursements to the Advisor cause the Company’s total operating expenses to exceed the greater of (1) 2% of our average invested assets, which generally consists of the average book value of the Company’s real properties before deducting depreciation, bad debts or other non-cash reserves and the average book value of securities, or (2) 25% of the Company’s net income, which is defined as the Company’s total revenues less total expenses for any given period excluding reserves for depreciation, bad debts or other similar non-cash reserves, unless the independent directors have determined that such excess expenses were justified based on unusual and non-recurring factors. As of March 31, 2014, the Company has a balance owed to the Advisor for these fees. Accordingly the Advisor has no reimbursement amount owed to the Company. As the Company commences the reimbursement of the expenses to the Advisor, the Company will verify the reimbursements do not exceed the amounts discussed above or will receive reimbursements from the Advisor.

The Advisor or its affiliates will receive an acquisition fee of 3.0% of the purchase price of any real estate or loan acquired at a discount, provided, however, the Company will not pay any fees when acquiring loans from its affiliates. During the three months ended March 31, 2014 approximately $134,000, in acquisition fees were earned, all of which were recognized as a due to related party as of March 31, 2014.

The Advisor or its affiliates will be reimbursed for actual expenses paid or incurred in connection with the selection or acquisition of an investment, whether or not the Company ultimately acquires the investment. The Company may recoup all or a portion of these expenses from the borrower in connection with each investment.

The Advisor or its affiliates will receive a monthly asset management fee at an annual rate equal to 0.85% of the fair market value of (i) all assets then held by the Company or (ii) the Company’s proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement, excluding (only for clause (ii)) debt financing obtained by the Company or made available to the Company. The fair market value of real property shall be based on annual “AS-IS”, “WHERE-IS” appraisals, and the fair market value of real estate-related secured loans shall be equal to the face value of the such loan, unless it is non-performing, in which case the fair market value shall be equal to the book value of such loan. The asset management fee will be reduced to 0.75% if the Company is listed on a national securities exchange. Asset management fees for the three months ended March 31, 2014 were approximately $132,000 and were recognized as a due to related party as of March 31, 2014.

The Advisor or its affiliates receive a monthly debt financing fee at an annual rate equal to 0.25% of the aggregate debt financing obtained by the Company or made available to the Company, such as mortgage debt, lines of credit, and other term indebtedness, including refinancings. In the case of a joint venture, the Company pays this fee only on the Company’s pro rata share. Debt financing fee for the three months ended March 31, 2014 were approximately $2,000 and were recognized as a due to related party as of March 31, 2014.

The Advisor also irrevocably waived its rights to receive a property management fee with respect to any real property owned that are subject to triple net leases. The advisory agreement currently provides for payment to our advisor of a monthly market-based fee for property management services of up to 6.00% of the gross revenues generated by our properties. As a result of this waiver, no property management fee will be paid on any real property owned that are subject to triple net leases pursuant to which the tenants pay all or a majority of all real estate taxes, building insurance, and maintenance expenses.

Disposition Fee

For substantial assistance in connection with the sale of real property, as determined by the independent directors, the Company will pay the Advisor or its affiliate the lesser of (i) 3.00% of the contract sale price of the real property sold or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6.00% of the contract sales price. The disposition fee will be paid concurrently with the closing of any such disposition of all or any portion of any real property. The Company will not pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a loan or other debt-related investment; provided, however, that the Advisor or its affiliates may receive an exit fee or a prepayment penalty paid by the borrower. If the Company takes ownership of a property as a result of a workout or foreclosure of a loan, the Company will pay a disposition fee upon the sale of such real property equal to 3.00% of the sales price. With respect to real property held in a joint venture, the foregoing commission will be reduced to a percentage reflecting the Company’s economic interest in the joint venture. There were no disposition fees paid to the Advisor for the three months ended March 31, 2014.

Note E —Dependency

The Company has no employees and is dependent on the Advisor and the Selling Agents for certain services that are essential to the Company, including the sale of the Company’s shares of common stock in the Offering, asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, as well as other administrative responsibilities for the Company including accounting services and investor relations.

In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services. In this regard, the Company notes that the Advisor has agreed to waive certain fees and expenses it otherwise would be entitled to under the Advisory Agreement as further described under “Note D – Related Party Transactions and Agreements – Fees and Expenses Paid in Connection With the Operations of the Company” to the financial statements included in this Quarterly Report. If the Company is required to find an alternative advisor, the Company may not be able to find an alternative advisor who would be willing to continue to waive such fees and expenses. As a result, the Company may have to incur additional costs and expenses if it is required to replace the Advisor or other agents that are providing services to the Company.

Note F — Stock-Based Compensation

Equity Incentive Plan

The Company has adopted an equity incentive plan. The equity incentive plan offers certain individuals an opportunity to participate in the Company’s growth through awards in the form of, or based on, the Company’s common stock. The Company has no current intention to issue any awards under the equity incentive plan but may do so in the future in order to attract and retain qualified directors, officers, employees, and consultants.

The equity incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, performance awards, dividend equivalents, other stock-based awards and cash-based awards to directors, employees and consultants of the Company selected by the board of directors for participation in the equity incentive plan. Stock options granted under the equity incentive plan will not exceed an amount equal to 10% of the outstanding shares of the Company’s common stock on the date of grant of any such stock options. Any stock options and stock appreciation rights granted under the equity incentive plan will have an exercise price or base price that is not less than the fair market value of the Company’s common stock on the date of grant.

The board of directors, or the compensation committee of the board of directors, will administer the equity incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted if the grant or vesting of the awards would jeopardize the Company’s status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under the Company’s charter. Unless otherwise determined by the board of directors, no award granted under the equity incentive plan will be transferable except through the laws of descent and distribution.

The Company has authorized and reserved an aggregate maximum of 300,000 shares for issuance under the equity incentive plan. In the event of a transaction between the Company and its stockholders that causes the per-share value of common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the equity incentive plan will be adjusted proportionately, and the board of directors must make such adjustments to the equity incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the equity incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of a corporate transaction (as defined in the Company’s equity incentive plan), if any award issued under the Company’s equity incentive plan is not assumed or replaced as part of the corporate transaction, then such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) immediately prior to the effective date of such corporation transaction, so long as the grantee’s continuous service has not terminated prior to such date. Unless otherwise provided in an award certificate or any special plan document governing an award, in the event of a change in control, each outstanding award issued automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the effective date of such change in control, provided that the grantee’s continuous service has not terminated prior to such date. Under the equity incentive plan, a “corporate transaction” is defined to include (i) a merger or consolidation in which the Company is not the surviving entity; (ii) the sale of all or substantially all of the Company’s assets; (iii) the Company’s complete liquidation or dissolution; and (iv) acquisitions by any person of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities (but excluding any transactions determined by our administrator not to constitute a “corporate transaction”). Under the equity incentive plan, a “change in control” is defined generally as a change in ownership or control of the Company effected either through (i) acquisitions of securities by any person (or related group of persons) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender offer or exchange offer that the Company’s directors do not recommend the Company’s stockholders accept; or (ii) a change in the composition of the board over a period of 12 months or less such that a majority of the Company’s board members will no longer serve as directors, by reason of one or more contested elections for board membership.

The equity incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by the board of directors and stockholders, unless extended or earlier terminated by the board of directors. The board of directors may terminate the equity incentive plan at any time. The expiration or other termination of the equity incentive plan will have no adverse impact on any award previously granted under the equity incentive plan. The board of directors may amend the equity incentive plan at any time, but no amendment will adversely affect any award previously granted, and no amendment to the equity incentive plan will be effective without the approval of the Company’s stockholders if such approval is required by any law, regulation or rule applicable to the equity incentive plan.

Note G – Recent Accounting Pronouncements

In February 2013, the FASB issued guidance clarifying the accounting and disclosure requirements for obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. We do not expect the adoption of this guidance to have a material impact on our consolidated financial position, results of operations or cash flows.

In April 2014, the FASB amended the requirements for reporting discontinued operations. Under the revised guidance, in addition to other disclosure requirements, a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results when the component or group of components meets the criteria to be classified as held for sale, disposed of by sale or other than by sale. The Company has adopted the provisions of this guidance effective January 1, 2014, and has applied the provisions prospectively. The adoption of this guidance did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Note H – Investment in Equity Method Investee and Investment in Cost Method Investee

On July 26, 2013 the Company, VRM I and VRM II entered into an agreement to acquire six parking facilities from the same seller. The Company has formed limited liability companies with VRM I and VRM II to acquire the properties based on ownership noted in the table below. The limited liability companies will be jointly managed by MVP Realty Advisors, LLC and Vestin Mortgage, LLC. The Company has the right, at any time, with 10 days written notice, to purchase VRM I or VRM II’s interest in the limited liability company (the “Purchase Right”). The price for the Purchase Right shall be equal to VRM I or VRM II’s and our capital contribution plus a 7.5% annual cumulative return less any distributions received by VRM I or VRM II.

The following is a summary of the purchase per the agreement:

			Ownership
Property Name	Purchase Date	Purchase Price	VRM II	VRM I	MVP
MVP PF Ft Lauderdale 2013, LLC	July 31, 2013	$3,400,000	68%	--	32%
MVP PF Memphis Court 2013, LLC	August 28, 2013	1,000,000	51%	44%	5%
MVP PF Memphis Poplar 2013, LLC	August 28, 2013	2,000,000	51%	44%	5%
MVP PF Kansas City 2013, LLC	August 28, 2013	2,800,000	51%	44%	5%
MVP PF Baltimore 2013, LLC	September 4, 2013	2,300,000	51%	44%	5%
MVP PF St. Louis 2013, LLC	September 4, 2013	2,000,000	51%	44%	5%
		$13,500,000

All of the parking facilities are currently leased to tenants under triple net leases, therefore no specific party has additional management responsibility or decision making authority beyond their ownership interest.

In accordance with ASC 805-10-25-13, the following is the preliminary purchase price allocation:

Property Name	Amount	MVP REIT’s Accounting Method
Ft Lauderdale	$3,400,000	Equity Method
Memphis Court	190,000	Cost Method
Memphis Poplar	2,685,000	Cost Method
Kansas City	1,550,000	Cost Method
Baltimore	1,550,000	Cost Method
St. Louis	4,125,000	Cost Method
	$13,500,000

Upon the closing of the purchases described above, three of the six triple net leases were terminated which included a 180 day termination period. Management has negotiated new triple net leases which increased the total rental revenue of these parking facilities. The new triple net leases became effective during February 2014 and resulted in an increase of the base rent on these properties of approximately $140,000 per year in the aggregate. Upon completion of the new lease agreements, we are obtaining updated appraisals to determine final purchase price allocation.

On January 14, 2014, the Company, VRM I and VRM II sold MVP PF Baltimore 2013, LLC to a third party for $1,550,000 which resulted in an insignificant loss. On March 20, 2014, the Board of Directors of the Company, along with the Board of Directors for VRM I and VRM II approved a transaction whereby the Company will exercise the Purchase Right to acquire VRM I and VRM II’s interest in the five parking facilities, net of the assumed debt secured by the real estate (see Subsequent Events describing the sale of one parking facility) and VRM II’s interest in the storage facility, net of the assumed debt secured by the real estate: in exchange VRM I and VRM II will receive interest in four office properties, net of the assumed debt secured by the real estate. The difference between the net amount of the assets exchanged was paid in cash. Following this transaction, The Company will hold 100% interest in the five parking facilities and storage facility. VRM I and VRM II will hold 100% interest in the four office properties. On April 30, 2014 the transaction was completed. Please see “Note K – Subsequent Events – Property Exchanges” to the financial statements included in this Quarterly Report for more information regarding the property exchanges.

NOTE I — Fair Value

As of March 31, 2014 and December 31, 2013, financial assets and liabilities utilizing Level 1 inputs included investment in marketable securities - related party. The Company had no assets or liabilities utilizing Level 2 inputs, and assets and liabilities utilizing Level 3 inputs included investments in real estate loans and investments in equity and cost method investees.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, our degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset or liability will be classified in its entirety based on the lowest level of input that is significant to the measurement of fair value.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation, such as the recent illiquidity in the auction rate securities market. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition may cause our financial instruments to be reclassified from Level 1 to Level 2 or Level 3 and/or vice versa.

Our valuation techniques will be consistent with at least one of the three possible approaches: the market approach, income approach and/or cost approach. Our Level 1 inputs are based on the market approach and consist primarily of quoted prices for identical items on active securities exchanges. Our Level 2 inputs are primarily based on the market approach of quoted prices in active markets or current transactions in inactive markets for the same or similar collateral that do not require significant adjustment based on unobservable inputs. Our Level 3 inputs are primarily based on the income and cost approaches, specifically, discounted cash flow analyses, which utilize significant inputs based on our estimates and assumptions.

The following table presents the valuation of our financial assets and liabilities as of March 31, 2014 measured at fair value on a recurring basis by input levels:

	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 03/31/14	Carrying Value on Balance Sheet at 03/31/14

Assets Investment in equity method investee	$--	$--	$628,000	$628,000	$628,000
Investments in cost method investee	$--	$--	$300,000	$300,000	$300,000

The following table presents the valuation of our financial assets and liabilities as of December 31, 2013 measured at fair value on a recurring basis by input levels:

	Quoted Prices in Active Markets For Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at 12/31/13	Carrying Value on Balance Sheet at 12/31/13

Assets Investment in equity method investee	$--	$--	$1,098,000	$1,098,000	$1,098,000
Investments in cost method investee	$--	$--	$509,000	$509,000	$509,000

Note J — Notes Payable

On March 26, 2014, Building C, LLC entered into a loan agreement with a financial institution in the amount of $8.5 million. The loan bears an annual interest rate of 4.81% and is payable in monthly installment payments of principle and interest totaling approximately $48,000, with a lump sum payment of approximately $7.1 million due at maturity in April of 2021. This loan agreement replaces their previous loan which held a balance of $10.8 million at payoff.

On March 28, 2014, Building A, LLC entered into a loan agreement with a financial institution in the amount of $8.5 million. The loan bears and annual interest rate of 4.969% and is payable in monthly installments of principle and interest totaling approximately $45,000, with a lump sum payment of approximately $7.8 million due at maturity in April of 2019. This loan agreement replaces their previous loan which held a balance of $10.1 million at payoff.

Note K — Subsequent Events

The following subsequent events have been evaluated through the date of this filing with the SEC.

Property Exchanges

In March 2014, the Company’s board of directors approved an increase in the focus of the Company’s investment strategy on parking and self-storage facilities located throughout the United States as the Company’s core assets. As part of its strategy to focus predominately in investments in parking and storage facilities, the Company has reached an agreement with affiliated entities to exchange all of its ownership interests in non-core assets (consisting of four office buildings) for all of the affiliated entities’ ownership interests in five parking facilities and one self-storage facility. The exchange was consummated on April 30, 2014.

Under the terms of the property exchanges, VRM I and VRM II transferred to MVP all of their respective ownership interests in the following properties: the Ft. Lauderdale, Memphis Court, Memphis Poplar, Kansas City and St. Louis Parking Facilities and the Red Mountain Storage Facility (the “Transferred Properties”). The Company assumed all indebtedness incurred by VRM I and VRM II in connection with their acquisition of interests in the Transferred Properties. In addition, pursuant to its agreement with VRM I and VRM II, the Company was obligated to pay to VRM I and VRM II an amount equal to their respective investments in the Transferred Properties plus a 7.5% annual cumulative return less any distributions received by VRM I and VRM II (the “Contractual Return”).

Under the terms of the property exchanges, VRM I and VRM II received from the Company its entire interest in four office buildings located at 8860 West Sunset Road, Las Vegas, Nevada (“Wolfpack”), 8905 Post Road, Las Vegas, Nevada (“SE Properties”), 8925 Post Road, Las Vegas, Nevada (“Devonshire”) and 8945 Post Road, Las Vegas, Nevada (“ExecuSuites”) (collectively, the “Acquired Properties”). VRM I and VRM II assumed their respective pro rata share of the indebtedness incurred by the Company in connection with its acquisition of the Acquired Properties.

For purposes of the property exchanges, the value of the properties exchanged is based upon their purchase price as all of the real estate assets were acquired during the previous nine months. The aggregate purchase price for VRM I’s and VRM II’s interests in the Transferred Properties is approximately $14 million and the related indebtedness is approximately $5 million, resulting in a net value for purposes of the exchange of approximately $9 million. In addition, the Company is obligated to pay VRM I and VRM II, in the aggregate, approximately $500,000 as their Contractual Return on the Transferred Properties. The aggregate purchase price for the interests in the Acquired Properties transferred to VRM I and VRM II is approximately $25 million and the related indebtedness is approximately $14 million, resulting in a net value for purposes of the exchange of approximately $11 million. In light of the difference between the net value to be received by VRM I and VRM II and the net value transferred by VRM I and VRM II, VRM I and VRM II paid the Company, in the aggregate, approximately $1.4 million.

New Hires

MVP REIT, INC., a Maryland corporation (“MVP”) announced the hiring of Steven Reed. Mr. Reed was elected by the Board as President of MVP commencing May 5, 2014. Mr. Michael Shustek will continue to serve as the Chief Executive Officer of MVP. In addition to his position at MVP, Mr. Reed will serve in the same executive capacities at MVP Realty Advisors, LLC, the advisor of MVP, and at MVP American Securities, a broker-dealer affiliated with MVP.

Mr. Reed entered into an employment agreement with MVP and the affiliates named above for a one (1) year term. Mr. Reed’s salary is Four Hundred Thousand Dollars ($400,000) per annum. The base salary is payable by MVP Realty Advisors, LLC. In addition, Mr. Reed’s employment agreement contains certain incentive and bonus provisions payable by MVP Realty Advisors and MVP American Securities.

Prior to joining MVP, Mr. Reed, age 55, served as Product Manager for ARC Realty Finance Trust from September 2013 to March 2014 where he was responsible for sales, marketing and operations. Prior to joining ARC, from February 2010 to August 2013 Mr. Reed served as a Divisional Vice President of NorthStar Realty Securities where he was responsible for sales west of the Mississippi. From 2003 to 2010 Mr. Reed served as Senior Regional Vice President for Dividend Capital Securities and from 1995 to 2003 he served as West Sales Director for Scudder Investments. Mr. Reed has a BS in Aeronautical Science from Embry-Riddle Aeronautical University from which he graduated in 1981 and an MS from the University of Southern California in System Management from which he graduated in 1983. In addition, Mr. Reed holds FINRA Series 7, 24, 53, 63, 65 licenses.

MVP also announced the hiring of Roland Quast. Mr. Quast was elected by the Board as a Senior Executive Vice-President of MVP commencing May 5, 2014. In addition, Mr. Quast will serve in the same capacities at MVP Realty Advisors, LLC and at MVP American Securities. Mr. Quast entered into an employment agreement for a one (1) year term with MVP. Mr. Quast’s primary duties include consulting on financial matters and working with broker dealers and registered investment advisors.

Prior to joining MVP, Mr. Quast, age 49, served as Vice President - National Accounts for the Dallas based broker-dealer Behringer Securities LP where he was brought in to help maintain and expand broker-dealer relationships to coincide with the launch of new alternative investment programs. Prior to joining Behringer, Mr. Quast was Senior Vice President and Director of Strategic Accounts for the Denver-based broker-dealer division of NRF Capital Markets (NYSE: NRF). From 2009 to 2011, he was responsible for launching the retail sales program and developing the broker-dealer sales channel for NorthStar Realty Finance Corporation, a real estate finance company that focuses on originating and acquiring real estate debt, real estate securities and net lease properties. From 2003to 2009 Mr. Quast was Vice President of National Accounts for Dividend Capital Securities with responsibility for retail securities sales and the management of national broker-dealer accounts. Mr. Quast has a BBA in finance and a BA in economics from The University of Minnesota and FINRA Series 7, 24 and 63 licenses.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a financial review and analysis of our financial condition and results of operations for the three months ended March 31, 2014. This discussion and analysis should be read in conjunction with the accompanying consolidated financial statements and the notes thereto and Management’s Discussion and Analysis of Financial Conditions and Results of Operations in our annual report on Form 10-K for the year ended December 31, 2013. As used herein, the terms “we,” “our” and “us” refer to MVP REIT, Inc., and, as required by context, MVP Real Estate Holdings, LLC, which we refer to as our “operating limited liability company,” and to their subsidiaries.

Forward-Looking Statements

Certain statements included in this quarterly report on Form 10-Q (this “Quarterly Report”) that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the fact that we have a limited operating history, as we commenced operations on December 11, 2012;
•	the fact that we have had a net loss for each quarterly and annual period since inception;
•	our ability to effectively raise and deploy the proceeds raised in our initial public offering;
•	the performance of properties the Company has acquired or may acquire or loans the Company has made or may make that are secured by real property;
•	changes in economic conditions generally and the real estate and debt markets specifically;
•	legislative or regulatory changes (including changes to the laws governing the taxation of real estate investment trusts, or REITs);
•
potential damage and costs arising from natural disasters, terrorism and other extraordinary events, including extraordinary events affecting parking or storage at facilities included in our portfolio;

•	competitive factors that may limit our ability to make investments or attract and retain tenants;
•	our failure to maintain our status as a REIT;
•	the availability of capital;
•	interest rates; and
•	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon on any forward-looking statements included herein. All forward-looking statements are made as of the date of this Quarterly Report, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements made after the date of this Quarterly Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward looking statements included in this Quarterly Report the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Quarterly Report will be achieved.

Overview

MVP REIT, Inc. (the “Company,” “we,” “us,” or “our”) was incorporated on April 3, 2012 as a Maryland corporation, and has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2013. On September 25, 2012, the Company commenced its initial public offering of up to $500 million in common stock, $0.001 par value per share, on a “reasonable best efforts” basis, pursuant to a registration statement on Form S-11 (the “Offering”) filed with the U.S. Securities and Exchange Commission (the “SEC”). The Registration Statement also covers up to $50 million for the issuance of common stock pursuant to a distribution reinvestment plan (the “DRIP”) under which common stockholders may elect to have their distributions reinvested in additional shares of common stock. Pursuant to the terms of the Offering, the Company was required to raise at least $3.0 million in connection with the sale of common stock in order to break escrow and commence operations. On December 11, 2012, the Company reached its minimum offering of $3 million. As of March 31, 2014 the Company had sold approximately $27.8 million of its common stock, net of commissions. Approximately $19.4 million was a non-cash transaction recorded as part of our acquisitions of Wolfpack Properties, LLC (“Wolfpack”), Building C, LLC (“Building C”), Building A, LLC (“Building A”), Devonshire, LLC (“Devonshire”), SE Properties, LLC (“SE Properties”) and ExecuSuites, LLC (“ExecuSuites”).

The Company’s investment strategy is to invest 97% all of the net proceeds from its Offering in direct investments in real property and real estate secured loans (including first and second mortgage loans, mezzanine loans, bridge loans, convertible mortgages, variable interest rate real estate secured loans where a portion of the return is dependent upon performance-based metrics and other loans related to real estate) that meet the Company’s investment objectives and strategies. In March 2014, the Company’s board of directors approved a plan to increase the focus of the Company’s investment strategy on parking and self-storage facilities located throughout the United States as the Company’s core assets.

As of March 31, 2014, the Company has acquired, along with affiliated entities, 14 properties of which the Company’s share of the purchase price totals $61,250,000, including closing costs. These acquisitions were funded by the ongoing initial public offering, through the issuance of our common stock, financing and assuming liabilities.

As part of its strategy to focus predominately in investments in parking and storage facilities as its core assets, on March 20, 2014, the Board of Directors of the Company, along with the Board of Directors for VRM I and VRM II approved a transaction whereby the Company exercised the Purchase Right to acquire VRM I and VRM II’s interest in five parking facilities, net of the assumed debt secured by the real estate and VRM II’s interest in a storage facility, net of the assumed debt secured by the real estate, in exchange for VRM I and VRM II receiving interests in four office properties, net of the assumed debt secured by the real estate. The difference between the net amount of the assets exchanged was paid in cash. Following this transaction, the Company holds a 100% interest in five parking facilities and storage facility. VRM I and VRM II hold 100% of the four office properties. Please see “Note K – Subsequent Events – Property Exchanges” to the financial statements included in this Quarterly Report for more information regarding the property exchanges.

The Company may, from time to time, invest in non-core assets, including investments in companies that manage real estate or mortgage investment companies; however, the Company anticipates that its core investments going forward will be predominantly in parking and self-storage facilities.

The Company operates as a real estate investment trust (“REIT”). The Company is not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor is the Company subject to any regulation thereunder. As a REIT, the Company is required to have a December 31 fiscal year end. As a REIT, the Company will not be subject to federal income tax on income that is distributed to stockholders. Among other requirements, REITs are required to satisfy certain gross income and asset tests, which may affect the composition of assets the Company acquires with the proceeds of the offering. In addition, REITs are required to distribute to stockholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

The Company’s board of directors will at all times have ultimate oversight and policy-making authority over the Company, including responsibility for governance, financial controls, compliance and disclosure. Pursuant to our advisory agreement, however, our board has delegated to MVP Realty Advisors, LLC, our advisor, authority to manage our day-to-day business, in accordance with our investment objectives, strategy, guidelines, policies and limitations. The Company’s sponsor is MVP Capital Partners, LLC (“MVPCP” or the “Sponsor”), an entity owned and managed by Michael V. Shustek, the Company’s Chairman and Chief Executive Officer. VRM II owns 60% of the Advisor, and the remaining 40% is owned by VRM I, both are managed by Vestin Mortgage, LLC. Michael Shustek, owns a significant majority of Vestin Mortgage, LLC, a Nevada limited liability company, which is the manager of VRM II, VRM I and Vestin Fund III (“VF III”).

VRM I and VRM II are Nasdaq-listed companies engaged primarily in the business of investing in commercial real estate and loans secured by commercial real estate. As the owners of the Advisor, VRM I and VRM II will benefit from any fees and other compensation that the Company pays to the Advisor under the Advisor Agreement. In this regard, the Company notes that the Advisor has agreed to waive certain fees and expenses it otherwise would be entitled under the Advisory Agreement, as further described under “Note D – Related Party Transactions and Agreements – Fees and Expenses Paid in Connection With the Operations of the Company” to the financial statements included in this Quarterly Report. As of March 31, 2014, the aggregate amount fees and expense reimbursements waived by the Advisor is approximately $6.7 million. If the owners of the Advisor determine that such waivers are no longer in the best interests of their stockholders or otherwise refuse to grant future waivers of fees or expenses if requested by the Company, then the Company’s operating expenses could increase significantly, which could adversely affect the Company’s results of operations and the amount of distributions to stockholders.

In addition, the Company may compete against VRM I and VRM II for the acquisition of investments. The Company believes this potential conflict is mitigated, in part, by the Company’s focus on parking facilities and storage facilities as its core investments, while the investment strategy of VRM I and VRM II focuses on acquiring office buildings and other commercial real estate and loans secured by commercial real estate. For additional discussion regarding potential conflicts of interests, please see “Risk Factors—Risks Related to Conflicts of Interest” and “Item 13 – Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2013.

RESULTS OF OPERATIONS

Comparison of operating results for the three months ended March 31, 2014, to the three months ended March 31, 2013

We expect that income and expenses related to our portfolio will increase in future years as a result of owning the properties acquired for a full year and as a result of anticipated future acquisitions of real estate and real estate-related assets. As a result, the results of operations described below are not indicative of future results of operations.

	2014	2013
Revenues
Rental revenue	$934,000	$112,000
Total revenues	$934,000	$112,000

Rental revenue. Total rental revenue earned is from our eight consolidated properties which were acquired starting in fourth quarter 2012.

See Note H – Investment in Equity Method Investee and Investment in Cost Method Investee, of the Notes to the Consolidated Financial Statements included in Part I, Item I Consolidated Financial Statements of this Quarterly Report on Form 10-Q.

Operating expenses	2014	2013
General and administrative	$314,000	$546,000
Acquisition expenses	53,000	3,000
Acquisition expenses – related party	14,000	18,000
Operation and maintenance	322,000	55,000
Seminar	--	576,000
Loss on sale of investment in real estate	6,000	--
Offering costs	--	526,000
Depreciation	193,000	19,000
Total operating expenses	$902,000	$1,743,000

General and administrative expenses. The decrease in G&A expense is due to the Advisor assuming more costs. Management anticipates the G&A expense reported in the three months ended March 31, 2014 to remain the same in future quarters, provided that the Advisor continues to bear a greater share of our costs.

Acquisition expenses – unrelated and related party. During the three months ended March 31, 2014, management was considering more properties for potential future acquisitions than in the same period in 2013.

Operating and maintenance expenses. These operating and maintenance expenses consisted primarily of asset and debt management fees of approximately $134,000, property management fees of approximately $86,000 paid to third-party management companies, utilities of approximately $36,000 and payroll and related expenses of approximately $34,000.

Seminar expense. These seminar expenses consisted of meeting room space, costs for printing materials, meals for seminars held at restaurants and other miscellaneous costs related to seminars. These seminars were discontinued in third quarter 2013.

Offering costs. As the Company commenced operations on December 11, 2012, the offering costs previously deferred were being amortized to expense as offering costs over 12 months on a straight-line basis in the amount of approximately $0.5 million per quarter. These deferred costs were completely expensed as of December 31, 2013.

Depreciation expense. Depreciation expense consisted of approximately $189,000 related to our acquired property and approximately $4,000 related to our fixed assets.

Other income and expense	2014	2013
Interest expense	$(394,000)	$(1,000)
Income from investment in equity method investee	4,000	--
Loan fees	(1,000)	--
Total other income and expense	$(391,000)	$(1,000)

Interest expense. Interest expense increased due to the assumption of debt through acquisitions during the year ended December 31, 2013, a promissory note to Now Fund II, LP, a company wholly owned by Michael Shustek, the Company’s Chief Executive Officer and the financing of our Directors and Officers liability Insurance. The interest expense will vary based on the amount of our borrowings, which will depend on the cost of borrowings, the amount of proceeds the Company raises in its ongoing initial public offering and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

See Note J – Notes Payable of the Notes to the Consolidated Financial Statements included in Part I, Item I Consolidated Financial Statements of this Quarterly Report on Form 10-Q.

Income from investment in equity method investee. During the third quarter 2013, the Company acquired a 32% interest in a parking facility in Ft. Lauderdale, FL.

See Note H – Investment in Equity Method Investee and Investment in Cost Method Investee of the Notes to the Consolidated Financial Statements included in Part I, Item I Consolidated Financial Statements of this Quarterly Report on Form 10-Q.

Loan fees. During the three months ended March 31, 2014, the Company expensed approximately $1,000 of capitalized loan fees related to the promissory notes issued by Cedar Park and Red Mountain. No such fees occurred during the three months ended March 31, 2013.

Discontinued operations, net of income taxes	2014	2013
Income from assets held for sale, net of income taxes	$142,000	$--
Total discontinued operations	$142,000	$--

Income from assets held for sale, net of income taxes: During March 2014, the Company’s Board approved a sale of its interest in four office buildings to VRM I and VRM II in exchange for VRM I and VRM II’s interest in five parking facilities. The net income from the four office buildings are reported as discontinued operations.

	2014	2013
Net loss	$(217,000)	$(1,632,000)
Net income attributable to non-controlling interest – related party	15,000	--
Net loss attributable to common stockholders	$(232,000)	$(1,632,000)

Net loss. Our net loss is primarily related to costs associated with the current offering of our common stock and costs related to the due diligence and acquisition of properties. Additionally, revenue is being generated on our 14 real estate investments, the majority of which were acquired in third quarter 2013. During the three months ended March 31, 2014 approximately $15,000 of the income related to properties acquired during the third quarter 2013 was attributable to related parties which hold a non-controlling interest in the Company’s acquired properties.

Funds from Operations and Modified Funds from Operations

The Advisor believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, the Company believes that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.

In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful.

The Investment Program Association (“IPA”) issued Practice Guideline 2010-01 (the “IPA MFFO Guideline”) on November 2, 2010, which extended financial measures to include modified funds from operations (“MFFO”). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, the Company may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, the Company may enter into interest rate cap agreements and in order to mitigate our risk to foreign currency exposure, if any, the Company may enter into foreign currency hedges. The Company views fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Additionally, the Company believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations, assessments regarding general market conditions, and the specific performance of properties owned, which can change over time. No less frequently than annually, the Company evaluates events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, the Company assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) expected from the use of the assets and the eventual disposition. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges through operational net revenues or cash flows prior to any liquidity event.

The Company adopted the IPA MFFO Guideline as management believes that MFFO is a helpful indicator of our on-going portfolio performance and ability to sustain our current distribution level. More specifically, MFFO isolates the financial results of the REIT’s operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, the Company presents information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and the Company believe often used by analysts and investors for comparison purposes. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

•
Straight-line rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, it is added back to FFO to arrive at MFFO as a means of determining operating results of our portfolio.

•
Amortization of in-place lease valuation. As this item is a cash flow adjustment made to net income in calculating the cash flows provided by (used in) operating activities, it is added back to FFO to arrive at MFFO as a means of determining operating results of our portfolio.

•
Acquisition-related costs. The Company was organized primarily with the purpose of acquiring or investing in income-producing real property and loans secured by real estate in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, the Company incurs non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss). These costs have been and will continue to be funded with cash proceeds from the offering or included as a component of the amount borrowed to acquire such real estate. If the Company acquires a property after all offering proceeds from the offering have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless our Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to our Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after the Company ceases to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

For all of these reasons, the Company believes the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if the Company does not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete and NAV is disclosed. However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent a measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and the Company may have to adjust the calculation and characterization of this non-GAAP measure.

Our calculation of FFO and MFFO is presented in the following table for the three months ended March 31, 2014.

Net Loss	$(217,000)
Subtract:
Deferred rental assets	(35,000)
Add:
Depreciation and amortization of real estate assets	316,000
FFO	64,000
Add:
Acquisition fees and expenses to non-affiliates	53,000
Acquisition fees and expenses to affiliates	14,000
MFFO	$131,000

Capital and Liquidity Resources

The Company commenced operations on December 11, 2012 and acquired our first property on December 14, 2012.

Our principal demand for funds will be for the acquisition of real estate assets, funding of loans secured by real estate, the payment of operating expenses and interest on our outstanding indebtedness and the payment of distributions to our stockholders. Over time, the Company intends to generally fund our cash needs for items other than asset acquisitions from operations. The Company’s cash needs for acquisitions and investments will be funded primarily from the sale of shares of our common stock, including those offered for sale through our distribution reinvestment plan, and through the assumption of debt.

Net cash used in operating activities for the three months ended March 31, 2014 was $978,000. Net cash provided by investing activities for the three months ended March 31, 2014 was $461,000. The cash used in financing activities for the three months ended March 31, 2014 was $117,000.

As of March 31, 2014, the Company has nine promissory notes secured by our real estate. Our charter precludes us from borrowing more than the NASAA REIT Guidelines limit of 300% of our net assets, unless a majority of our independent directors approve any borrowing in excess of 300% of our net assets and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. The Company expects that it may use leverage for any senior debt or equity investments that the Company makes. The Company expects that our debt financing, if any, on such investments will not exceed 50% of the greater of the cost or fair market value of our overall investments.

The Company will experience a relative increase in liquidity if and when additional subscriptions for shares of our common stock are received and a relative decrease in liquidity as offering proceeds are used to acquire and operate our assets. Our advisor may, but is not required to, establish working capital reserves from offering proceeds out of cash flow generated by our investments or out of proceeds from the sale of our investments. The Company does not anticipate establishing a general working capital reserve during the initial stages of the offering; however, we may establish capital reserves with respect to particular investments. The Company also may, but is not required to, establish reserves out of cash flow generated by investments or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures. Our lenders also may require working capital reserves.

The Company is currently focused on expanding its capital resources by raising additional funds in its initial public offering. The Company has worked over the last several months to expand the number of selling agreements it has with unaffiliated broker-dealers. The Company believes that selling through such unaffiliated broker-dealers may increase the sale of its shares in the public offering, as compared to the direct selling efforts previously employed by the Company through its affiliated broker-dealer, MVP AS. The Company anticipates entering into additional selling agreements with additional unaffiliated broker dealers for the sale of its common stock.

To the extent that the working capital reserve is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations or through short-term borrowing. In addition, subject to the limitations previously described in our prospectus, the Company may incur indebtedness in connection with the acquisition of any real estate asset, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties.

In addition to making investments in accordance with our investment objectives, the Company expects to use its capital resources to make certain payments to our advisor and the selling agent(s). During the organization and offering stage, these payments will include payments to the selling agent(s) for selling commissions and payments to our advisor for reimbursement of certain organization and offering expenses. During the acquisition and development stage, the Company expects to make payments to our advisor in connection with the selection or purchase of investments, the management of our assets and costs incurred by our advisor in providing services to us. For a discussion of the compensation to be paid to our advisor, see “Fees and Expenses Paid in Connection With the Operations of the Company”, included in Note E — Related Party Transactions and Arrangements to our financial statements included in this report. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and our board of directors.

Management Compensation Summary
The following table summarizes all compensation and fees incurred by us and paid or payable to our Advisor and its affiliates in connection with our organization, our initial public offering and our operations for the three months ended March 31, 2014 and 2013.

	2014	2013
Selling Commissions – related party	$--	$67,000
Acquisition Fees – related party	14,000	18,000
Asset Management Fees	132,000	7,000
Debt Financing Fees	2,000	--
Property Management Fees	86,000	7,000
Total	$234,000	$99,000

Distributions

The Company intends to continue making regular cash distributions to its stockholders, typically on a monthly basis. The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of funds available for distribution, which is impacted by current and projected cash requirements, tax considerations and other factors. As a result, our distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for tax purposes, the Company must make distributions equal to at least 90% of its “REIT taxable income” each year.

On October 3, 2012, the Company confirmed that its board of directors had approved a plan for payment of initial monthly cash distributions of $0.045 per share. On January 25, 2013, the Company issued a press release announcing that its board of directors had approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.2 percent, or $0.558 per share annually or $0.0465 monthly, assuming a purchase price of $9.00 per share. The distribution, previously 6 percent, increased beginning with the January 2013 distribution, paid to stockholders of record as of January 24, 2013 on February 10, 2013. The Company anticipates paying future distributions monthly in arrears, with a record date on the 24th of each month and distributions paid on the 10th day of the following month (or the next business day if the 10th is not a business day). On June 4, 2013, the Company issued a press release announcing that its board of directors has approved an increase in its monthly distribution rate on its common shares to an annualized distribution rate of 6.7%, assuming a purchase price of $9.00 per share or $0.05025 monthly.

For the three months ended March 31, 2014, we had paid approximately $447,000 in distributions to our stockholders, all of which have constituted a return of capital. Our total distributions paid for the quarterly periods from January 1, 2013 through March 31, 2014, the sources of such distributions, the cash flows provided by (used in) operations and the number of shares of common stock issued pursuant to our distribution reinvestment plan, or DRP, are detailed below.

	Quarter Ended
	03/31/13	06/30/13	09/30/13	12/31/13	3/31/14

Distributions paid in cash	$57,000	$59,000	$131,000	$342,000	$400,000
Distributions reinvested in DRP:	8,000	12,000	20,000	35,000	47,000
Total distributions:	65,000	71,000	151,000	377,000	447,000
Sources of distributions:
Proceeds from issuance of common stock	$57,000	$59,000	$131,000	$342,000	$2,299,000
Cash flows provided by (used in) operations (GAAP basis)	$67,000	$(403,000)	$528,000	$(55,000)	$(978,000)
Number of shares of common stock issued pursuant to DRP	952	1,403	2,248	4,008	5,360

Until the net proceeds from the Offering are fully invested, the Company may not generate sufficient cash flow from operations to fully fund distributions. During the early stages of the Offering, all or a portion of the distributions may be paid from other sources, such as cash flows from financing activities, which include borrowings, proceeds from the Offering, cash advances from our Advisor or by way of waiver or deferral of fees. The Company has not established any limit on the extent to which distributions could be funded from these other sources. Accordingly, the amount of distributions paid may not reflect current cash flow from operations and distributions may include a return of capital, rather than a return on capital. The level of distributions will be determined by the board of directors and depend on a number of factors including current and projected liquidity requirements, anticipated operating cash flows and tax considerations, and other relevant items deemed applicable by the board of directors.

To date, all distributions have been paid from offering proceeds and represent a return of capital.

Related-Party Transactions and Arrangements

The Company has entered into agreements with affiliates of its Sponsor, whereby the Company will pay certain fees or reimbursements to the Advisor or its affiliates in connection with acquisition and financing activities, asset and property management services and reimbursement of operating and offering related costs. See Note E — Related Party Transactions and Arrangements to the financial statements included in this report for a discussion of the various related party transactions, agreements and fees.

Inflation

The Company expects to include provisions in our tenant leases designed to protect us from the impact of inflation. These provisions will include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases annual reimbursement of operating expenses above a certain allowance. Due to the generally long-term nature of these leases, annual rent increases may not be sufficient to cover inflation and rent may be below market.

Income Taxes

The Company is organized and conducts operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with the provisions of the Internal Revenue Code with respect thereto. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”) which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and provided that certain other requirements are met. Our Taxable Income may substantially exceed or be less than our net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation process, based on the technical merits. Based on our evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition on the financial statements. The net income tax provision for the years ended December 31, 2013 and 2012 were approximately zero.

REIT Compliance

The Company intends to qualify as a REIT for federal income tax purposes effective for the year ending December 31, 2013, therefore the Company generally will not be subject to federal income tax on income that is distributed to the stockholders. If the Company fails to qualify as a REIT in any taxable year, including and after the taxable year in which the Company initially elects to be taxed as a REIT, the Company will be subject to federal income taxes on the taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is denied. Failing to qualify as a REIT could materially and adversely affect the Company’s net income.

To qualify as a REIT for tax purposes, the Company will be required to distribute at least 90% of the REIT taxable income to the stockholders. The Company must also meet certain asset and income tests, as well as other requirements. The Company will monitor the business and transactions that may potentially impact the REIT status. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income taxes (including any applicable alternative minimum tax) on our taxable income at regular corporate rates.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements as of March 31, 2014.

Critical Accounting Policies

The Company’s accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the financial statements or different amounts reported in the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. Below is a discussion of the accounting policies that management considers to be most critical once we commence significant operations. These policies require complex judgment in their application or estimates about matters that are inherently uncertain.

Real Estate Investments

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

We are required to present the operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the statement of operations for all periods presented. Properties that are intended to be sold are to be designated as “held for sale” on the balance sheet.

Purchase Price Allocation

We allocate the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. We utilize various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on our analysis of comparable properties in our portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by us in our analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, we will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, we initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the tenant. Characteristics considered by us in determining these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, we will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We will also consider information obtained about each property as a result of our pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Deferred Costs

Deferred costs may consist of deferred financing costs, deferred offering costs and deferred leasing costs. Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Deferred offering costs represent professional fees, fees paid to various regulatory agencies, and other costs incurred in connection with registering to sell shares of our common stock. As of December 31, 2013, such costs totaled approximately $0.5 million. As we effectively commenced operations on January 1, 2013, the offering costs previously deferred were being amortized to expense as offering costs over 12 months on a straight-line basis. These costs were fully amortized as of December 31, 2013.

Contractual Obligations

The following is a summary of our contractual obligations as of March 31, 2014:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations	$35,737,000	$696,000	$9,394,000	$19,076,000	$6,571,000
Capital Lease Obligations	--	--	--	--	--
Operating Lease Obligations	--	--	--	--	--
Purchase Obligations	--	--	--	--	--
Total	$35,737,000	$696,000	$9,394,000	$19,076,000	$6,571,000

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to the effects of interest rate changes primarily as a result of debt used to maintain liquidity and fund expansion of the Company’s real estate investment portfolio and operations. One of the Company’s interest rate risk management objectives is to limit the impact of interest rate changes on cash flows. To achieve this objective, the Company may borrow at fixed rates or fix the variable rates of interest on variable interest rate borrowings through the use of interest rate swaps. The Company may enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate the Company’s interest rate risk on a related financial instrument. The Company will not enter into derivative or interest rate transactions for speculative purposes. The Company is exposed to credit risk of the counterparty to these interest rate swap agreements in the event of non-performance under the terms of the derivative contracts. In the event of non-performance by the counterparty, if the Company is not able to replace these swaps, the Company would be subject to the variability of interest rates on the total amount of debt outstanding under the mortgage. At March 31, 2014, the Company had fixed rate debt of approximately $21.4 million.

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing the Company’s business plan, the Company expects that the primary market risk to which the Company will be exposed is interest rate risk.

As of March 31, 2013, the Company’s debt consisted of approximately $27.4 million in fixed rate debt and no variable rate debt. Changes in interest rates have different impacts on the fixed rate and variable rate debt. A change in interest rates on fixed rate debt impacts its fair value but has no impact on interest incurred or cash flows. A change in interest rates on variable rate debt could impact the interest incurred and cash flows and its fair value.

Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on the Company’s financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur. Further, in the event of a change of that magnitude, the Company may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in the Company’s financial structure.

The following table summarizes annual debt maturities, average interest rates and estimated fair values on the Company’s outstanding debt as of March 31, 2014:

	Three Months Ending March 31,2 014
	Remaining 2014	2015	2016	2017	2018	Thereafter	Total	Fair Value
Fixed rate debt	$507,000	$4,487,000	$700,000	$4,232,000	$658,000	$25,151,000	$35,735,000	$35,623,000
Average interest rate	5.68%	6.77%	5.44%	6.73%	5.17%	5.15%	--	--

ITEM 4.	CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures
The Company’s Chief Executive Officer and Chief Financial Officer have evaluated the Company’s disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as of the end of the period covered by this report, and they have concluded that these controls and procedures are effective.
(b) Changes in Internal Control over Financial Reporting
There have been no changes in internal control over financial reporting during the first quarter of 2014, that have materially affected, or are reasonably likely to materially affect, the company’s internal control over financial reporting.

PART II – OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

ITEM 1A. RISK FACTORS

There have been no material changes from the risk factors set forth in our Annual Report on Form 10-K for the year ended December31, 2013.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Sales of Unregistered Securities

The Company did not issue any unregistered securities for the quarterly period ended March 31, 2014.

Use of Offering Proceeds

On September 25, 2012, the Company’s Registration Statement on Form S-11 registering a public offering (No. 333- 180741) of up to $550,000,000 in shares of the Company’s common stock was declared effective under the Securities Act of 1933, as amended, or the Securities Act, and the Company commenced the initial public offering. The Company is offering up to 55,555,555 shares of the Company’s common stock to the public in the primary offering at $9.00 per share and up to 5,555,555 shares of the Company’s our common stock pursuant to the distribution reinvestment plan at $8.73 per share. The Company has entered into selling agreements with MVP AS and other non-affiliated selling agents to distribute shares of our common stock to its clients.

As of March 31, 2014, the Company issued 3,177,358 shares of common stock in our initial public offering for a total of approximately $27,900,000, less offering costs.

As of March 31, 2014, the Company has issued 951,871 shares of common stock in the Company’s primary offering for approximately $8,357,000 in cash, prior to offering costs recognized as a reduction to the proceeds of approximately $161,000, and 13,971 shares of common stock through our distribution reinvestment plan or DRIP.

As of March 31, 2014, the Company issued 2,206,141 shares of common stock in the Company’s primary offering for approximately $19,384,000 related to acquisitions.

From inception through March 31, 2014, the Company incurred the following actual costs in connection with the issuance and distribution of the registered securities.

Type of Cost	Amount
Selling commissions – related party	$222,000
Selling commissions – unrelated party	97,000
Organization and offering expenses	2,512,000
Total expenses	$2,831,000

From the commencement of our offering through March 31, 2014, the net cash proceeds to us from our offering, after deducting the total expenses incurred described above, were $5.6 million. From the commencement of the offering through March 31, 2014, net proceeds from our offering have been allocated to paying distributions, selling commissions and acquiring properties.

Share Repurchase Program

During the three months ended March 31, 2014, the Company did not receive any requests to repurchase shares of common stock pursuant to the share repurchase program.

ITEM 5. OTHER INFORMATION

During the first quarter of 2014, the Company is not aware of any information that was required to be disclosed in a report on Form 8-K that was not disclosed in a report on Form 8-K,